Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132343

43,443,045 shares

SUN NEW MEDIA, INC.

COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Sun New Media, Inc. The selling shareholders listed on page 41 may use this prospectus to offer and resell from time to time up to 70,758,284 shares of our common stock for their own accounts. Registration does not necessarily mean that the selling shareholders will offer or sell the stock.

     The prices at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling shareholders. All expenses of registration incurred in connection with this offering are being borne by us, but the selling shareholders will bear all underwriting discounts and commissions incurred in connection with the offering and sale of the common stock to the public.

     Our common stock is quoted on the OTC Bulletin Board under the symbol SNMD on January 12, 2007, the last reported sale price of our common stock on the OTC Bulletin Board was $0.80.

     Investing in any of our securities involves risk. You should carefully consider the risk factors beginning on page 5 of this prospectus before you make an investment in the securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2007.

ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

     The terms “SNMI,” “we,” “us,” “our,” and the “company,” as used in this prospectus, refer to Sun New Media, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. We urge you to read the entire prospectus carefully before making an investment decision.

     Our goal is to become one of China’s leading multi-media marketing and channel management companies, leveraging the combined powers of interactive marketing, information services and e-transaction capabilities. Our principal focus is on our China-based business-to-business (“B2B”) interactive marketing, channel management and on-line distribution business in specific industry verticals.

     We are creating this business through the ongoing acquisition of various entities and assets and developing our own interactive marketing products for the Chinese consumer market. To date we have completed acquisitions that have enabled us to serve the beverages, apparel, media and handheld electronics verticals. We expect to enter into other verticals using the same strategy.

     We were originally incorporated under the laws of Minnesota in 1972 and were previously known as SE Global Equity. In September 2005, SE Global Equity acquired 100% of the issued and outstanding share capital of Sun New Media Group Limited and changed the company name to Sun New Media, Inc. The acquisition was treated as a reverse acquisition for accounting purposes, and we adopted the September 30 fiscal year of the “accounting acquirer,” Sun New Media Group Limited as a result of the reverse acquisition. In February, 2006 we changed our fiscal year-end date from September 30th to March 31st.

     We maintain and operate our corporate internet website at http://www.sunnewmedia.net. The information contained in our website is not incorporated by reference into this Prospectus.

The Offering

Common stock offered by the selling shareholders.	43,443,045 shares

Common stock to be outstanding after this offering	101,737,337 shares

Use of proceeds.	We will not receive any of the proceeds from the sale of shares by the selling shareholders.

OTC Bulletin Board symbol.	SNMD

     The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of January 16, 2007 and

•             excludes 1,589,630 shares of common stock issuable upon exercise of options outstanding at January 17, 2007 under SNMI’s stock option plans;

•             assumes the exercise of outstanding warrants.

Summary Consolidated Financial Data
 (in thousands, except per share data)

     The following summary consolidated financial data should be read together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our financial statements and notes thereto included elsewhere in this prospectus.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005 (1)
	US$’000	US$’000	US$’000	US$’000
Revenues	6,167	27	14,986	27
Costs of revenue	2,383	19	2,611	19

Gross Profit	3,784	8	12,375	8

Operating Expenses
General and administrative	1,808	17	3,385	17
Marketing and sales	75	—	110	—
Depreciation and amortization	805	—	1,315	—
Stock-based compensation	1,965	—	1,965	—
Repurchase of stock grant *	(5,775)	—	(5,775)	—
Consulting and professional fees	511	32	1,005	32
Finders’ fee	—	55	—	55
Total operating expenses	(611)	104	2,005	104

Operating income (loss) from continuing operations	4,395	(96)	10,370	(96)
Loss from discontinued operations	—	—	(43)	—
Interest expense	(81)	—	(86)	—
Amortization of discount on notes	—	—	(2,570)	—
Interest income	2	—	25	—
Other income	32	—	10,903	—
Share of (losses) profits from affiliate	(55)	—	301	—

Income (loss) before income tax expense and minority interests	4,293	(96)	18,900	(96)
Income tax expenses	(171)	—	(183)	—
Income (loss) after income tax expense and before minority interests	4,122	(96)	18,717	(96)
Minority interests	—	—	(446)	—
Income (loss) after income tax expense and minority interests	4,122	(96)	18,271	(96)
Other comprehensive loss — Currency translation adjustment	(1)	—	(19)	—
Net income (loss)	4,121	(96)	18,252	(96)

Basic net income (loss) per share	0.04	(0.01)	0.18	(0.01)
Shares used in computing basic income per share (ë000)	104,170	15,398	102,922	15,398

Diluted net income (loss) per share	0.04	(0.01)	0.20	(0.01)
Shares used in computing diluted income per share (ë000)	105,533	15,398	105,807	15,398

*                    During the three months ended September 30, 2006, there was a repurchase of stock grant at no consideration which resulted in a gain of $5.8 million relating to 1.5 million performance shares that were granted and accrued for during the fiscal period ended March 31, 2006.

(1)             Information is presented for the period from June 6, 2005 (date of commencement of operations) to September 30, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

BALANCE SHEET DATA

	(Unaudited)	(Audited)	(Audited)
	As of September 30, 2006	As of March 31, 2006	As of September 30, 2005
	US$’000	US$’000	US$’000

Cash and cash equivalents	3,610	1,374	202
Working capital	37,333	3,029	316
Total assets	115,757	75,728	426
Short term debt	—	2,816	—
Total stockholders’ equity	109,614	66,948	316

RISK FACTORS

     An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase shares of our common stock. If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

Our short operating history and rapidly evolving business makes it difficult for us to accurately forecast revenues and expenses.

     We commenced our interactive marketing and sales services operations in June 2005 and have a very limited operating history for this division. Our operating results to date relate principally to the legacy brokerage business that we operated prior to the reverse acquisition. Such business was disposed of during the quarter ended June 30, 2006. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries in China. Since inception, we have announced a number of proposed transactions to develop this business and which will have a material impact on our operations for the fiscal year ending March 31, 2007 and beyond. As a result, it is difficult for us to predict future revenues and operating expenses. We based our expense levels, in part, on our expectations of future revenues from these transactions. If our interactive marketing and sales services business develops slower than we expect, our losses may be higher than anticipated and may cause our stock price to decline.

     Some of the other risks and uncertainties of our business relate to our ability to:

•   offer new and innovative products and services to attract and retain a larger consumer base;

•   attract customers;

•   increase awareness of our brand and continue to develop consumer and customer loyalty;

•   respond to competitive market conditions;

•   respond to changes in our regulatory environment;

•   manage risks associated with intellectual property rights;

•   maintain effective control of our costs and expenses;

•   raise sufficient capital to sustain and expand our business;

•   attract, retain and motivate qualified personnel; and

•   upgrade our technology to support increased traffic and expanded services.

      If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

The development of our business is dependent upon the completion and integration of acquisitions and other transactions that have only recently or not yet closed.

Our principal focus is on our PRC-based Marketing, Information and Transactional Services, which we are creating through the acquisition of various entities and assets. Certain of these transactions have only recently closed. Accordingly, it is difficult to evaluate our business based upon our historical financial results, including those for the quarter ended June 30, 2006. If we are unable to successfully operate and integrate the businesses we acquire, our business will not be successful. We expect to continually look for new businesses to acquire to maintain and sustain our operations. If we fail to identify such business, are unable to acquire such businesses on reasonable terms, or fail to successfully integrate such businesses, our operating results and prospects could be harmed.

We recognized a large gain in the quarter ended June 30, 2006 which may not be repeated. Our consolidation and de-consolidation activities may result in substantial non-operating gains or losses which may mean that our results of operations may be materially impacted by non-operating factors.

     In the quarter ended June 30, 2006 we recorded net gains of approximately $10.7 million relating to the disposition of assets. As part of our strategy we expect to continue to engage in a significant level of merger and acquisitions and investment activities as we seek to build our business. When we decide to dispose of assets or operations which we determine to be non-core to our continuing operations, we may recognize gains or losses. As in the quarter ended June 30, 2006 these may involve significant gains or losses. Such gains and losses are not predictable and the fluctuating impact on our net income may have an adverse affect on the valuation of the Company and our share price.

If the Internet and, in particular, interactive marketing are not broadly adopted in China, our ability to increase revenue and sustain profitability could be materially and adversely affected.

     The use of the Internet as a marketing channel is at an early stage in China. Internet and broadband penetration rates in China are both relatively low compared to those in most developed countries. Many of our current and potential customers have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to online marketing and promotion. As a result, they may not consider the Internet effective in promoting their products and services as compared to traditional print and broadcast media. Our ability to generate significant revenues may be negatively impacted by a number of factors, many of which are beyond our control, including:

•   difficulties associated with developing a larger consumer base with demographic characteristics attractive to customers;

•   increased competition and potential downward pressure on online marketing prices;

•   ineffectiveness of our online marketing delivery, tracking and reporting systems; and

•   lack of increase in Internet usage in China.

We face significant competition and may suffer from a loss of users and customers as a result.

     We expect to face significant competition in our interactive marketing and sales services business, particularly from other companies that seek to provide online marketing services. Our main competitors include Sohu.com, Tom Online, Beijing Media in China and Next Media Group in Hong Kong. Many of these competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions.

     We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio. Most large companies in China allocate, and will likely continue to allocate, the bulk of their marketing budgets to traditional advertising media and only a small portion of their budgets to online marketing. If these companies do not devote a larger portion of their marketing budgets to online marketing services provided by us, or if our existing customers reduce the amount they spend on online marketing, our results of operations and future growth prospects could be adversely affected.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our business and operating results may be harmed.

     We believe that recognition of our brand will contribute significantly to the success of our business. We also believe that maintaining and enhancing our brand is critical to expanding our base of consumers and customers. As our market becomes increasingly competitive, maintaining and enhancing our brand will depend largely on our ability to remain as an Internet marketing leader in China, which may be increasingly difficult and expensive.

If we fail to continue to innovate and provide relevant services, we may not be able to generate sufficient user traffic levels to remain competitive.

     We must continue to invest significant resources in research and development to enhance services and introduce additional high quality services to attract and retain consumers. If we are unable to anticipate consumer preferences or industry changes, or if we are unable to modify our services on a timely basis, we may lose consumers and customers. Our operating results would also suffer if our innovations do not respond to the needs of our consumers and customers, are not appropriately timed with market opportunities or are not effectively brought to market.

If we fail to keep up with rapid technological changes, our future success may be adversely affected.

     The online marketing industry is subject to rapid technological changes. Our future success will depend on our ability to respond to rapidly changing technologies, adapt our services to evolving industry standards and improve the performance and reliability of our services. Our failure to adapt to such changes could harm our business. New marketing media could also adversely affect us. For example, the number of people accessing the Internet through devices other than personal computers, including mobile telephones and hand-held devices, has increased in recent years. If we are slow to develop products and technologies that are more compatible with non-PC communications devices, we may not be successful in capturing a significant share of this increasingly important market for media and other services. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our products, services or infrastructure. If we fail to keep up with rapid technological changes to remain competitive in our rapidly evolving industry, our future success may be adversely affected.

We may face intellectual property infringement claims and other related claims, that could be time-consuming and costly to defend and may result in our inability to continue providing certain of our existing services.

     Internet, technology and media companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China for resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

     Intellectual property litigation is expensive and time consuming and could divert resources and management attention from the operations of our businesses. If there is a successful claim of infringement, we may be required to pay substantial fines and damages or enter into royalty or license agreements that may not be available on commercially acceptable terms, if at all. Our failure to obtain a license of the rights on a timely basis could harm our business. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

     We rely on a combination of copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods to protect our intellectual property rights. The protection of intellectual property rights in China may not be as effective as those in the United States or other countries. The steps we have taken may be inadequate to prevent the misappropriation of our technology. Reverse engineering, unauthorized copying or other misappropriation of our technologies could enable third parties to benefit from our technologies without paying us. From time to time, we may have to enforce our intellectual property rights through litigation. Such litigation may result in substantial costs and diversion of resources and management attention.

If we fail to attract customers for our online marketing services, our business and growth prospects could be seriously harmed.

     Our online marketing customers will not maintain a business relationship with us if their investment does not generate sales leads and ultimately consumers. Failure to retain our existing online marketing customers or attract new customers for our online marketing services could seriously harm our business and growth prospects.

Because we primarily rely on distributors in providing our e-marketing services, our failure to retain key distributors or attract additional distributors could materially and adversely affect our business.

     Online marketing is at an early stage of development in China and is not as widely accepted by or available to businesses in China as in the United States. As a result, we rely heavily on a nationwide distribution network of third-party distributors for our sales to, and collection of payment from, our corporate and consumer customers. If our distributors do not provide quality services to our consumer customers or otherwise breach their contracts with our consumer customers, we may lose customers and our results of operations may be materially and adversely affected. We do not have long-term agreements with any of our distributors, including our key distributors, and cannot assure you that we will continue to maintain favorable relationships with them. Our distribution arrangements are non-exclusive. Furthermore, some of our distributors may have contracts with our competitors or potential competitors and may not renew their distribution agreements with us. In addition, as new methods for accessing the Internet, including the use of wireless devices, become available, we may need to expand our distribution network to cater to the new technologies. If we fail to retain our key distributors or attract additional distributors on terms that are commercially reasonable, our business and results of operations could be materially and adversely affected.

Our strategy of acquiring complementary businesses, assets and technologies may fail.

     As part of our business strategy, we have pursued, and intend to continue to pursue, selective strategic acquisitions of businesses, assets and technologies that complement our existing business. Our acquisitions involve uncertainties and risks, including:

•   potential ongoing financial obligations and unforeseen or hidden liabilities;

•   failure to achieve the intended objectives, benefits or revenue-enhancing opportunities;

•   costs and difficulties of integrating acquired businesses and managing a larger business; and

•   diversion of resources and management attention.

   Our failure to address these risks successfully may have a material adverse effect on our financial condition and results of operations. Any such acquisition may require a significant amount of capital investment, which would decrease the amount of cash available for working capital or capital expenditures. In addition, if we use our equity securities to pay for acquisitions, we may dilute the value of our common stock. If we borrow funds to finance acquisitions, such debt instruments may contain restrictive covenants that could, among other things, restrict us from distributing dividends. Such acquisitions may also generate significant amortization expenses related to intangible assets.

We may not be able to manage our expanding operations effectively.

     We commenced our interactive marketing and sales services operations in 2005 and are expanding our operations rapidly. We anticipate significant continued expansion of our business as we address growth in our consumer and customer base and market opportunities. To manage the potential growth of our operations and personnel, we will be required to improve operational and financial systems, procedures and controls, and expand, train and manage our growing employee base. Furthermore, our management will be required to maintain and expand our relationships with other websites, Internet companies, and other third parties. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations.

Our operating results may fluctuate, which makes our results difficult to predict and could cause our results to fall short of expectations.

     Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical or projected rates. Our operating results in future quarters may fall below expectations. Any of these events could cause the price of our Common Stock to fall. Any of the risk factors listed in this “Risk Factors” section, and in particular, the following risk factors, could cause our operating results to fluctuate from quarter to quarter:

•          general economic conditions in China and economic conditions specific to the Internet, Internet search and online marketing;

•          our ability to attract additional customers;

•          the announcement or introduction of new or enhanced products and services by us or our competitors;

•          the amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our businesses, operations and infrastructure;

•          the results of our acquisitions of, or investments in, other businesses or assets;

•          PRC regulations or actions pertaining to activities on the Internet, including gambling, online games and other forms  of entertainment; and

•          geopolitical events or natural disasters such as war, threat of war, Severe Acute Respiratory Syndrome, or SARS, or other epidemics.

   Because of our limited operating history and our rapidly growing business, our historical operating results may not be useful to you in predicting our future operating results. Advertising spending in China has historically been cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. Our rapid growth has lessened the impact of the cyclicality and seasonality of our business. As we continue to grow, we expect that the cyclicality and seasonality in our business may cause our operating results to fluctuate.

The successful operation of our business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in China.

     Our business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Information Industry of China. In addition, the national networks in China are connected to the Internet through international gateways controlled by the PRC government. These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in China. We may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

Our success depends on the continuing efforts of our senior management team and other key personnel and our business may be harmed if we lose their services.

     Our future success depends heavily upon the continuing services of the members of our senior management team, in particular our chairman Dr. Bruno Wu. If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future.

     In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, distributors, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us, which contains confidentiality and non-competition provisions. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you the extent to which any of these agreements may be enforced.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire qualified personnel, we may not be able to grow effectively.

     Our performance and future success depends on the talents and efforts of highly skilled individuals. We will need to continue to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

     As competition in our industry intensifies, it may be more difficult for us to hire, motivate and retain highly skilled personnel. If we do not succeed in attracting additional highly skilled personnel or retaining or motivating our existing personnel, we may be unable to grow effectively.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products and services, which could damage our reputation and harm our operating results.

     Our ability to provide our services depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our brand if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Our servers, which are hosted at third-party Internet data centers, are also vulnerable to break-ins, sabotage and vandalism. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an Internet data center by a third-party provider without adequate notice could result in lengthy service interruptions.

Our business could be adversely affected if our software contains bugs.

     Our online systems, including our websites, and other software applications and products, could contain undetected errors or “bugs” that could adversely affect their performance. We regularly update and enhance our websites and our other online systems and introduce new versions of our software products and applications. The occurrence of errors in any of these may cause us to lose market share, damage our reputation and brand name, and materially and adversely affect our business.

Concerns about the security of electronic commerce transactions and confidentiality of information on the Internet may reduce use of our network and impede our growth.

     A significant barrier to electronic commerce and communications over the Internet in general has been public concern over security and privacy, including the transmission of confidential information. If these concerns are not adequately addressed, they may inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. If a well-publicized Internet breach of security were to occur, general Internet usage could decline, which could reduce traffic to our destination websites and impede our growth.

We have limited business insurance coverage.

     The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

Fluctuation and impairment of marketable securities will materially impact our net income.

     Marketable securities are carried at fair market value, fluctuation of market price of those securities could adversely impact net income and earnings per share, we have no control over the market price of those securities and cannot predict the possible impact to our financial result.

Any change of the indefinite status of any of our intangible assets may require us to record additional amortization expenses.

     Some of our intangible assets are characterized as indefinite intangible assets and therefore are not required to be amortized. Any changes of the conditions upon which we based categorization of these intangible asset as indefinite will likely require us to amortize these intangible assets over their economic life. Such additional amortization cost could adversely impact our net income and earnings per share.

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

     There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with certain of our affiliated Chinese entities. We are considered foreign persons or foreign invested enterprises under PRC law. As a result, we are subject to PRC law limitations on foreign ownership of Internet and advertising companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

     The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

     As of November 30, 2006, our principal shareholders and their affiliated entities own approximately 41% of our outstanding common stock (which will be reduced to approximately 40% after completion of announced but not yet closed transactions). These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our Common stock. These actions may be taken even if they are opposed by our other shareholders.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

     As our interactive marketing and sales services business expands, we expect an increasing portion of our business operations to be conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While China’s economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by governmental control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Our subsidiaries and affiliates are subject to restrictions on paying dividends and making other payments to us.

     As our interactive marketing and sales services business develops, we expect to increasingly rely on dividends payments from our subsidiaries and affiliated entities in China. However, PRC regulations currently permit payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and regulations. Our subsidiaries and affiliated entities in China are also required to set aside a portion of their after-tax profits according to PRC accounting standards and regulations for certain reserve funds. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Furthermore, if our subsidiaries or affiliated entities in China incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If either we or our subsidiaries is unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to declare dividends on our common stock.

Uncertainties with respect to the PRC legal system could adversely affect us.

     We conduct a substantial and increasing portion our business through subsidiaries and affiliated entities based in China. Our operations in China are governed by PRC laws and regulations. Our subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedent value.

     Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on governmental policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

     We conduct a substantial and increasing portion of our operations in China and a substantial portion of our assets will be located in China. In addition, all of our senior executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China on our senior executive officers, including matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our PRC counsel has advised us that PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Governmental control of currency conversion may affect the value of your investment

     The PRC government imposes controls on the conversion of RMB to foreign currencies and, in certain cases, the remittance of currencies out of China. As our interactive marketing and sales services business expands, we expect to derive an increasing percentage of our revenues in RMB. Under our current structure, we expect our income will be primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries and our affiliated entities to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required when RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our Common stock.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

     The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of foreign currencies. This change in policy has resulted in an approximately 2.0% appreciation of the RMB against the U.S. dollar. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and significant appreciation of the RMB against the U.S. dollar. As our interactive marketing and sales services business continues to grow, a greater portion of our revenues and costs will be denominated in RMB, while a significant portion of our financial assets may be denominated in U.S. dollars. We expect to rely significantly on dividends and other fees paid to us by our subsidiaries and affiliated entities in China. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our Common stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

     For PRC regulatory reasons, much of our operations are conducted through affiliated companies which currently are considered for accounting purposes as variable interest entities (“VIE’s”), and we are considered the primary beneficiary, enabling us to consolidate its financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE would no longer meet the definition of a VIE, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements. If such entity’s financial results were negative, this could have a corresponding negative impact on our operating results.

We face risks related to health epidemics and other outbreaks.

     Our business could be adversely affected by the effects of SARS or another epidemic or outbreak. China reported a number of cases of SARS in April 2004. Any prolonged recurrence of SARS or other adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other governmental regulations adopted in response may require temporary closure of Internet cafes, which is one of the avenues where users could access our websites, or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to Our Common Stock

There has been only a limited public market for our common stock to date.

     To date, there has been only a limited public market for our common stock on the Over-the-Counter Bulletin Board. Our common stock is currently not listed on any exchange. If an active trading market for our common stock does not develop, the market price and liquidity of our common stock will be materially and adversely affected.

The market price for our common stock may be volatile.

     The market price for our common stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts, if any;

•	conditions in the China consumer goods and online marketing markets;

•	changes in the economic performance or market valuations of other U.S. public companies with substantial operations in China;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

     In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our Common stock.

We will need additional capital, and the sale of additional common stock or other equity securities could result in additional dilution to our shareholders.

     We expect to require additional cash resources to fund our operations, as well as investments or acquisitions which we may decide to pursue. To satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Substantial future sales or the perception of sales of our common stock in the public market could cause the price of our common stock to decline.

     Sales of our common stock in the public market or the perception that these sales could occur, could cause the market price of our common stock to decline. As of November 30, 2006, approximately 63,967,197 shares, or 71% of our outstanding shares will be freely transferable without restriction or additional registration under the Securities Act of 1933, as amended, or the Securities Act. The remaining common stock outstanding as of such date will be available for sale, subject to volume and other restrictions as applicable under Rule 144 under the Securities Act.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because we conduct a significant portion of our operations in China and all of our officers reside outside the United States.

     We conduct a substantial portion of our operations in China through our wholly owned subsidiaries in China. All of our officers reside outside the United States and some or all of the assets of those persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

     We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission, or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of the company’s internal controls over financial reporting. In addition, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. These requirements may first apply to our annual report on Form 10-K for the fiscal year ending March 31, 2007. Our management may conclude that our internal controls over our financial reporting are not effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if they are not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a young company with limited accounting personnel and other resources with which to address our internal controls and procedures. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal controls over financial reporting at a reasonable assurance level. Moreover, effective internal controls over financial reporting are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our common stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will incur increased costs as a result of being a public company.

     As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by SEC has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

There is a limited public float of our common stock, which can result in increased volatility in our stock price and prevent the realization of a profit on resale of the Company’s common stock.

     There is a limited public float of our common stock. The term “public float” refers to shares freely and actively tradable on the Over-the-Counter Bulletin Board System and not owned by officers, directors or affiliates, as such term is defined under the Securities Act. Due to our relatively small public float and the limited trading volume of our common stock, purchases and sales of relatively small amounts of our common stock can have a disproportionate effect on the market price for our common stock. As a result, the market price of our common stock can have increased volatility which may affect a stockholder’s ability to sell our shares in a timely manner.

Our common stock is subject to restrictions on sales by broker-dealers and penny stock rules, which may be detrimental to investors.

     Our common stock is subject to Rules 15g-1 through 15g-9 under the Exchange Act, which impose certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (as defined in Rule 501(c) of the Securities Act). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of our common stock.

     Additionally, our common stock is subject to SEC regulations applicable to “penny stock.” Penny stock includes any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule proscribed by the SEC relating to the penny stock market must be delivered by a broker-dealer to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for our common stock. The regulations also require that monthly statements be sent to holders of penny stock that disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

When we account for employee share options using the fair value method, such accounting treatment could significantly reduce our net income.

     On December 16, 2004, the Financial Accounting Standard Board, or FASB, issued FASB Statement No. 123(R), Share-Based Payment, which requires a public company to recognize, as an expense, the fair value of stock options and other share-based compensation to employees at the first fiscal year that begins on or after June 15, 2005. Currently, we record share-based compensation to the extent that the fair value of the shares on the date of grant exceeds the exercise price of the option. We recognize compensation expense over the related vesting periods. For the periods after December 31, 2005, we could have ongoing accounting charges significantly greater than those we would have recorded under our current method of accounting for share options. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Critical Accounting Policies for a more detailed presentation of accounting for share-based compensation plans.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or otherwise. These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry. Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently. Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations. Such risks and uncertainties include those set forth herein under Risk Factors. The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to read any further disclosures we make on related subjects in our Form 10-KSB, Form 10-QSB and Form 8-K reports to the Securities and Exchange Commission. Also note that under the caption “Risk Factors,” we provide a cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to our businesses. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed in “Risk Factors” including factors described as risks in our filings with the Securities and Exchange Commission, could also adversely affect us.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares by the selling shareholders.

DIVIDEND POLICY

     We have never paid cash dividends on our capital stock. It is our present policy to retain earnings to finance the growth and development of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF OUR COMMON STOCK

     We effected our initial public offering of our common stock on June 14, 1999. Our common stock is quoted on the OTC Bulletin Board under the symbol “SNMD.” The following table sets forth the high and low closing sales price of our common stock as reported on OTC Bulletin Board for the periods indicated:

		High		Low
Fiscal 2004
First Quarter		$0.86		$0.42
Second Quarter		$0.70		$0.70
Third Quarter		$0.34		$0.34
Fourth Quarter		$0.60		$0.60

Fiscal 2005
First Quarter		$1.90		$1.40
Second Quarter		$5.10		$1.24
Third Quarter		$4.88		$2.82
Fourth Quarter		$4.20		$2.84

Fiscal 2006
First Quarter		$4.15		$3.00
Second Quarter		$4.35		$3.60

Fiscal 2007
First Quarter		$6.28		$3.61
Second Quarter		$4.37		$2.68
Third Quarter		$2.70		$0.61
Fourth Quarter up until January 12, 2007	$0.80		$0.91

     On January 12, 2007, the last reported sale price for our common stock on the OTC Bulletin Board was $0.80 per share.

     As of January 12, 2007, there were 444 record holders of our common stock.

CAPITALIZATION

•     The following table sets forth our total capitalization as of September 30, 2006:

(Unaudited)
As of
September 30, 2006
US$’000
Stockholders’ equity:
Common stock; authorized 750,000,000 shares, US$0.01 par value
Preference stock, authorized 250,000,000 shares, US$0.01 par value
104,900,628 shares of common stock issued and outstanding, US$0.01 par value	1,049
1,183,793 shares of common stock reserved to be issued, US$0.01 par value	12
Additional paid-in capital	105,059
Accumulated other comprehensive (loss) income:
Unrealized loss on marketable securities	(1,253)
Foreign currency translation adjustments	(25)
Retained earnings	4,772

Total stockholders’ equity	109,614

Total capitalization	109,614

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our Financial Statements and the notes thereto presented in “Item 1 — Financial Statements.” The matters discussed in this report on Form 10-QSB include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, Any statements contained in this Form 10-QSB that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “plan”, “estimate” or “continue” or similar words are intended to identify forward-looking statements, although not all forward-looking statements are identified by those words. While forward-looking statements are sometimes presented with numerical specificity, they are based on current expectations and various assumptions made by management regarding future circumstances over which we may have little or no control. These statements are inherently predictive, speculative and subject to risk and uncertainties, and it should not be assumed that they will prove to be correct. A number of important factors, including those identified under the caption “Risk Factors” in our annual report on Form 10-KSB filed with the SEC, which is hereby incorporated by reference, as well as factors discussed elsewhere in this Form 10-QSB, could cause our actual results to differ materially from those in forward-looking statements or forward-looking financial information. Actual results may differ from forward-looking results for a number of reasons, including market acceptance of our services, adverse market conditions affecting the Internet sector, retention of major clients, competitive factors, failure to keep pace with changing technologies and failure to protect our intellectual property. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated or projected. These forward looking statements are made only as of the date hereof, and we undertake no obligation to update or revise these forward looking statements, whether as a result of new information, future events or otherwise.

Overview

Sun New Media’s principal business activities are the (i) provision of business-to-business interactive marketing and information services; and (ii) provision of e-solutions and online platform to better manage distribution networks by industry, and provision of turnkey management solutions as integral parts of our transactional services.

Our activities are based predominantly in People’s Republic of China (“PRC”).

Because our results for the three months ended September 30, 2005 and period from June 6, 2005 to September 30, 2005 were principally the result of operations which have since been discontinued, a comparative analysis with the three months and six months ended September 30, 2006 is not meaningful.

Results of Operations

Three Months and Six Months Ended September 30, 2006

Revenue Our revenue for the three months ended September 30, 2006 was $6.2 million, of which 60% were derived from our Transactional Services and the remaining 40% from our Marketing and Information Services.  During the three months ended September 30, 2006, Transactional Services was positively impacted by the completed acquisition of our apparels vertical business which contributed to the revenue from Transactional Services.  Transactional Services revenue was negatively impacted during the three months ended September 30, 2006 by a decline of 90% as compared to the three months ended June 30, 2006 in our beverage distribution business. The reduction was due to a combination of factors, including: financial difficulties suffered by our beverage distribution partner; an increase in inventory financing requirements from the distribution partner’s largest supplier; and, an increased reliance on large retail chain customers.  Marketing and Information Services revenue was positively impacted by the inception of media marketing and services business, which accounted for the majority of the Marketing and Information Services revenues for the three months ended September 30, 2006.

Our revenue for the six months ended September 30, 2006 was $15.0 million, of which 81% were derived from our Transactional Services and the remaining 19% from our Marketing and Information Services.  During the six months ended September 30, 2006, Transactional Services revenue was positively impacted by the completed acquisition of our apparels vertical business and the first full quarter of operations of our beverage distribution business, which contributed to the revenues from Transactional Services.  Transactional Services revenue was negatively impacted during the six months ended September 30, 2006 by a decline of 90% in the beverage distribution business during the three months ended September 30, 2006 as compared to the three months ended June 30, 2006. The reduction in our beverage distribution business in the latter half of the six months ended September 30, 2006 was due to a combination of factors, including: financial difficulties suffered by our beverage distribution partner; an increase in inventory financing requirements from the distribution partner’s largest supplier; and, an increased reliance on large retail chain customers. Marketing and Information Services revenue was positively impacted by the inception of media marketing and services business, which accounted for the majority of the Marketing and Information Services revenues for the six months ended September 30, 2006.

Costs of Revenue  Cost of revenue for the three months ended September 30, 2006 was $2.4 million.  Transactional Services costs were 90% of the total or approximately $2.1 million.  The remaining costs for the three months ended September 30, 2006 $0.3 million or 10% and related to direct costs, such as printing costs, editorial costs and distribution costs within our Marketing and Information Services businesses.  The cost of revenue increased for the three months ended September 30, 2006 as compared to the three months ended June 30, 2006.  Transactional Services Cost of revenue increased with the completed acquisition of our apparels vertical business.

Cost of revenue for the six months ended September 30, 2006 was $2.6 million. Transactional Services costs were 82% of the total, or approximately $2.1 million.  The remaining cost for the six months ended September 30, 2006 were $0.5 million or 18% and related to direct costs, such as printing costs, editorial costs and distribution costs within our Marketing and Information Services businesses.  Transactional Services cost of revenue increased for the latter three months ended September 30, 2006 as compared to the prior three months ended June 30, 2006 with the completed acquisition of our apparels vertical business.

Operating Expenses  Total operating expenses for the three months ended September 30, 2006 were approximately $(0.53) million.  This was significantly lower than the total operating expenses of $5.2 million in the prior three months ended June 30, 2006, due mainly to a gain of $5.8 million recognized for the repurchase of stock grant at no consideration in the three months ended September 30, 2006.  The gain relates to 1.5 million performance shares that were granted during the fiscal period ended March 31, 2006.  An expense was accrued for this grant in the fiscal period ended March 31, 2006 but the shares remained unissued, until the accrued grant was repurchased in the three months ended September 30, 2006.  Excluding the gain of $5.8 million, operating expenses were approximately $5.3 million for the three months ended September 30, 2006.  The total operating expenses included expenses related to general & administrative and marketing & sales of $1.9 million, depreciation and amortization of $0.8 million, consulting and professional fees of $0.5 million, interest on convertible notes of $0.1 million and stock-based compensation of $2.0 million for the three months ended September 30, 2006.

Total operating expenses for the six months ended September 30, 2006 were approximately $4.7 million. This was significantly decreased due to a gain of $5.8 million recognized for the repurchase of stock grant at no consideration in the six months ended September 30, 2006.  The gain relates to 1.5 million performance shares that were granted during the fiscal period ended March 31, 2006. An expense was accrued for this grant in the fiscal period ended March 31, 2006, but the shares remained unissued, until the accrued grant was repurchased in the six months ended September 30, 2006. Excluding the gain of $5.8 million, operating expenses were approximately $10.5 million for the six months ended September 30, 2006.  The total operating expenses include expenses related to general & administrative and marketing & sales of $3.5 million, depreciation and amortization of $1.3 million, consulting and professional fees of $1.0 million, interest on convertible note of $0.1 million, stock-based compensation of $2.0 million and amortization of discount on notes of $2.6 million for the six months ended September 30, 2006.

Other Income Other income for the three months ended September 30, 2006 was $32,000.  This was significantly lower than other income of $10.9 million in the prior three months ended June 30, 2006 which comprise 10.7 million arising from the sale of non-core business-to-consumer (“B2C”) business assets to Sun TV Shop.

Other income for the six months ended September 30, 2006 was $10.9 million comprise mainly $10.7 million arising from the sale of non-core business-to-consumer (“B2C”) business assets to Sun TV Shop.  Of the $10.7 million, approximately 94% is attributed to the divestments of our interests in the digital mail order catalogue publishing and merchandising that we have been recently developing with two parties.  On June 30, 2006, we entered into a Sale and Purchase Agreement with Sun TV Shop, Plc (“STVS”, a related party) to sell certain of our assets in exchange for 32.6 million shares in STVS.  These shares account for approximately 9% of STVS’ shares outstanding and as of July 6, 2006 were valued at approximately US$11.9 million based upon the last traded price.

Net Income Our net income for three months ended September 30, 2006 was $4.1 million.  This included a gain of $5.8 million recognized for the repurchase of stock grant at no consideration in the three months ended September 30, 2006.  The stock-based compensation relates to 1.5 million performance shares that were granted during the fiscal period ended March 31, 2006. An expense was accrued for this grant in the fiscal period ended March 31, 2006, but the shares remained unissued, until the grant was cancelled in the three months ended September 30, 2006.

Our net income for the six months ended September 30, 2006 was $18.3 million.  This included a gain of $5.8 million recognized for the repurchase of stock grant at no consideration in the six months ended September 30, 2006.  The stock-based compensation relates to 1.5 million performance shares that were granted during the fiscal period ended March 31, 2006.  An expense was accrued for this grant in the three months ended March 31, 2006, but the shares remained unissued, until the grant was cancelled in the six months ended September 30, 2006.

Three Months Ended September 30, 2005

Our results for the three months ended September 30, 2005 include the results of our interactive marketing and sales services business and our brokerage business (discontinued operations) from September 18, 2005.

Revenue Brokerage commission revenue for the three months ended September 30, 2005 was $27,358.  We had no revenue related to our interactive marketing and sales services business during the three months ended September 30, 2005.

Expenses Our total expenses for three months ended September 30, 2005 were $123,299.  These included expenses relating to our brokerage business of clearing firm charges of $5,094, commission expenses of $8,450 and general and administrative expenses of $24,697 and general and administrative expenses relating to our interactive marketing and sales services business of $85,058.

Net Loss Our net loss for three months ended September 30, 2005 was $95,941.

Liquidity and Capital Resources

As of September 30, 2006, we had $3.61 million cash, all of which was available for general working capital purposes.  During the three months ended September 30, 2006, we received cash proceeds of $100,900 in connection with the exercise of options to purchase 135,000 shares of our common stock.

We believe our current working capital is sufficient to cover our liquidity requirements for the next twelve months. However, we intend to raise additional capital through additional private placements of our equity securities, proceeds received from the exercise of outstanding warrants and options, and, if available on satisfactory terms, debt financing.

We plan to use additional capital for marketing and advertising, as well as for strategic acquisition of existing businesses that complement our market niche, and for general working capital purposes.

Off-Balance Sheet Arrangements

As of September 30, 2006, we had no off-balance sheet arrangements.

Capital Expenditure Commitments

As at September 30, 2006, we had no outstanding commitments for capital expenditures. However, we expect to invest approximately $0.13 million in capital expenditure over the next 6 months.

Strategic Acquisitions and Recent Developments

There have been no new acquisitions and significant developments except as disclosed in our 10-QSB on September 30, 2006.

•            On September 30, 2006 we completed the acquisition of William Brand pursuant to a Sale and Purchase Agreement dated June 8, 2006 (the “William Brand Purchase Agreement”) by and between the Company, China Focus Channel Development Limtied (“Focus”) and Ren Huiliang and acquired a 100% controlling interest in William Brand.  The company, Focus and Ren Huiliang agreed that the effective date of the acquisition will be July 1, 2006.  William Brand is a China-based producer and distributor of women’s luxury apparel. The consideration paid by the Company for the acquisition was satisfied through the issuance of 4,655,173 shares of the Company’s common stock.  Pursuant to the William Brand Purchase Agreement, the shares are to be issued as follow: 1,165,793 shares on Completion; 1,165,793 shares to be issued if William Brand achieves a minimum of US$15 million revenue and US$3 million after-tax profits in Year 1;  1,165,793 shares to be issued if William Brand achieves a minimum of US$17.5 million revenue and US$3.5 million after-tax profits in Year 2; and 1,165,793 shares to be issued if William Brand achieves a minimum of US$20.0 million revenue and US$4.0 million after-tax profits in Year 3.

•            On September 19, 2006, we accepted the resignation of Mr. Frank Zhao as Chief Financial Officer of the Company. Concurrently, we appointed Mr. Thomas A. Schuler as Chief Financial Officer of the Company.

•            On September 13, 2006 we appointed Grant Thornton, Hong Kong (“GTHK”) as our independent auditor.

•            On September 7, 2006, we completed our acquisition of property, automobiles, program rights and 46,629,331 shares in Asia Premium Television Group Inc. pursuant to the Sale and Purchase agreement dated April 20, 2006 between the Company and SMIH. The consideration for the acquisition was 850,647 shares of SNMD stock.

•            On August 18, 2006, we accepted the resignation of Mr. Qi Yang as a member of the Board of Directors.

•            On July 21, 2006 we completed the acquisition of Credit 114 pursuant to a Sale and Purchase Agreement dated June 14, 2006 (the “Credit 114 Purchase Agreement”) by and between the Company and Sun Media Investment Holdings (“SMIH”). The consideration paid by the Company was US$2.5 million cash. We also signed a Supplementary Agreement with SMIH to acquire search engine technology and additional on-line business media content. This Supplementary Agreement was dated June 14, 2006.

•            On June 30, 2006, we entered into a Sale and Purchase Agreementwith Sun TV Shop, Plc. (“STVS”), a company listed on the Alternative Investment Market of the United Kingdom, to sell certain assets in exchange for 32.6 million shares in STVS. According to the Agreement, 50% of the STVS stock paid to the Registrant will be restricted from trading for one year, and the remainder will remain restricted until the second anniversary of the date of the Agreement.

•            On May 23, 2006, we signed a strategic cooperative and sales purchase agreement (the “CEAC Agreement”) with China Electronic Appliances Corporation (“CEAC”), a subsidiary of the China Electronics Corporation (“CEC”), and two individuals, Mr. Yong Li and Mr. Mianchun Wang, management designees from CEAC. The CEAC Agreement provides that the Registrant and its subsidiary Focus shall purchase a 49% stake in Beijing Trans Global Logistics (“BTGL”) and its subsidiary from Messrs. Wang and Li and a 31% stake in BTGL from CEAC. As a result, the Company will effectively own 80% of shares of BTGL and will effectively own 64% of the shares in Beijing CEAC Trans Global Logistics. The consideration for the acquisition is 15,710,000 RMB to be satisfied by the Company with 9,000,000 RMB in cash and 6.71 million RMB in 139,792 shares of the Company’s common stock. As part of the transaction, CEAC and Mr. Yong Li and Mr. Mianchun Wang have provided a revenue and profit guarantee to the Company. Assuming BTGL and its subsidiary meet this guarantee in each of the three years following the signing of the agreement, the sellers will receive an additional 139,792 shares of the Company’s common stock per year. Assuming management meets all performance targets, a maximum aggregate of 559,168 shares may be issued in this transaction.

•             On April 20, 2006, pursuant to the Sale and Purchase Agreement (the “GAI Purchase Agreement”) dated April 20, 2006 by and among the Company and Kingston Capital Group Limited (“Kingston”), the Company sold 100% of the issued and outstanding shares of Global American Investments Inc. to Kingston in exchange for US$40,000. Kingston is unrelated to the Company and the transaction was negotiated at arm’s length.

•             On January 27, 2006, we completed the acquisition of China Focus Channel Development Co. Ltd. (“Focus”), pursuant to a Sale and Purchase agreement (the “Focus Purchase Agreement”) dated November 22, 2005 with Yang Qi, Mao Quan Yi and Wu Bing Wei (collectively, the “Sellers”) in exchange for 14,900,000 shares of our common stock. We have based our beverages vertical business on the business of Focus.

The terms of the Focus Purchase Agreement also provide that we must issue an additional 2,000,000 shares of its common stock to the Sellers, if:

a)         the audited net profit after tax (“PAT”) of Suizhou Focus Channel Development Limited (“SFC”), wholly owned subsidiary of Focus, is in excess of $4.5 million for the fiscal year ending December 31, 2006;

b)        the audited PAT of SFC is in excess of $5.0 million for the fiscal year ending December 31, 2007; and

c)         the audited PAT of SFC for the fiscal year ending December 31, 2008 is in excess of $5.5 million.

In the event that the audited PAT is less than the guaranteed amounts for each of the fiscal years, the Sellers shall either make-up the shortfall in cash, or forfeit their rights to receive the shares of our common stock.

Concurrently, on January 27, 2006, we entered into a supplemental agreement with the sellers to provide for a 90-day period for the transfer of the business and assets of Hubei Zhengyuan Trade Development Ltd. (“HZTD”), a PRC company, to SFC.

On March 31, 2006, SFC and HZTD, entered into a management services agreement (the “New Agreement”) which took effect on April 1, 2006. Under the terms of the New Agreement, HZTD will pay SFC and/ or its nominees a management fee equal to 12% of its total cash sales. In addition, the Sellers will guarantee SFC that the management fee payable to SFC arising from this New

Agreement shall not be less than RMB4 million (approximately US$500,000) per month, and that the operating costs of SFC including staff costs shall not be more than RMB8 million (approximately US$1 million) per annum subject to an inflationary cost increase of no more than 10% per annum for the duration of the New Agreement.

Notwithstanding the above, the profit guarantees as provided by the Sellers as per the original Purchase Agreement remained unchanged.

In addition to the New Agreement, the Company and the Sellers have entered in to a separate Supplemental Agreement (the “New Supplemental Agreement) to the original Purchase Agreement to alter the following terms:

a)                          the profit related shares shall be reduced to 700,000 shares per year from the original 2,000,000 shares per year for which the profit guarantees are met;

b)                         the Company shall pay the Sellers a cash component of RMB40 million (approximately US$5 million); and

c)                          the business and assets of HZTD shall remain with HZTD and will not be transferred to SFC as provided in the original Purchase Agreement.

In summary, assuming that profit guarantee for each of the three years are met, total consideration for the acquisition of Focus shall be 17 million shares and cash of RMB40 million (approximately US$5 million) instead of 20.9 million shares.

Subsequent Events

The following is a list of events that occurred after the fiscal quarter ended September 30, 2006.

•            On January 3, 2007, we entered into an exclusive cooperative agreement with Shanghai Card Info Co. Ltd., a wholly owned subsidiary of China Union Pay Co., Ltd., to acquire payment processing technology that facilitates commercial transactions via landline telephones, mobile phones and the internet using bank cards.

•            On December 5, 2006, we appointed Mr. Walter Beach to serve as an independent member of our  Board of Directors and its Compensation Committee.

•            On November 30, 2006, Grant Thornton Hong Kong (“GTHK”), which was engaged on September 13, 2006 (see above), resigned as our independent auditor. Concurrent with GTHK’s resignation, we re-engaged Bernstein & Pinchuk LLP (“B&P”) to serve as our independent auditor.

After preliminary consultations with GTHK, on November 13, 2006, the Company announced that its previously released financial statements could not be relied upon and that the Company would be restating certain historical financial statements.   Specifically, the Company noted the following non-cash issues (the “Issues”):

Accounting for business combinations, where historically the Company recorded the cost of the transactions (the Company used the criteria defined under SFAS 141, para 6) using the discounted fair market value of the shares issued which is equivalent to the fair value of the acquired assets and GTHK advised that the Company restate the financial statements to reflect use of the quoted stock market price. Substantially all of the Company’s acquisitions have been paid using consideration in the form of the Company’s stock. The financial impact of the restatement would have increased Goodwill and intangible assets by approximately $39.2 million as of March 31, 2006, $39.2 million as of June 30, 2006 and $39.5 million as of September 30, 2006. Additional paid in capital would have increased by approximately $39.2 million as of March 31, 2006, $39.2 million as of June 30, 2006 and $39.5 million as of September 30, 2006.  Amortization expense would have increased by approximately $0 for fiscal period ended March 31, 2006, $79,000 for the three months ended June 30, 2006 and $537,000 for the three months ended September 30, 2006

Expensing of stock-based compensation, where historically the Company recorded expenses for stock based compensation that had been anticipated to be granted in a future period (the Company used the criteria defined under SFAS 123(r) (paragraph 57)), but not yet granted.   GTHK advised that the Company reverse this accrual in the period ended March 31, 2006.  The financial impact of the restatement would have decreased Stock-based compensation by approximately $5.8 million as of March 31, 2006, and increased Stock-based compensation expense by $5.8 million as of September 30, 2006.

GTHK advised that the Company adjust the allocation of the interest expense (the Company used the criteria defined under APB 14 and EITF 98-5) associated with the beneficial conversion feature and the attached warrants of the Company’s convertible debt. The financial impact of the restatement would have increased Amortization of Discount on notes by approximately $29,000 for the three months ended December 31 2005 and $282,000 for the fiscal period ended March 31, 2006 and decreased Amortization of Discount on notes by $143,000 for the three months ended June 30, 2006.

After further review of the Issues and in consultation with Bernstein & Pinchuk LLP (“B&P”), the Company’s immediate prior independent auditors, the Company has determined that its previous accounting treatment was correct and that its announcement of November 13, 2006, which was made in conjunction with the required Securities and Exchange Commission (“SEC”) filing deadline, was premature.  GTHK does not agree with the Company’s conclusion.  As a result of this disagreement, the Company has accepted the resignation of GTHK as its independent accountants effective as of November 30, 2006.  However, it is the mutual understanding between the Company and GTHK that, after the completion of the audit for the current fiscal year, both parties will explore the possibility of reappointing GTHK as the independent auditors, with any such appointment being subject to resolution of any disagreements regarding accounting treatment and GTHK’s then applicable new client acceptance processes.

Because it was only recently appointed, GTHK has not issued any report on the Company’s financial statements to date.  However, if unresolved, the Issues would have caused GTHK to make reference to such matters in any report issued by GTHK.

Effective as of November 30, 2006, the Company has re-engaged B&P as its independent auditors.  The Company’s decision to re-engage B&P was approved by its board of directors.  Prior to re-engaging B&P as the Company’s independent accountant, the Company consulted with B&P regarding the Issues.  The Company has authorized GTHK to respond fully to any inquiries of B&P regarding the Issues.

•            On November 21, 2006, we entered into an agreement with Mr. Yang Qi, Mr. Wu Bing Wei and Mr. Mao Quanyi, collectively the owners of Hubei Zhengyuan Trade Development (“HZTD”) to unwind our past business relationship and dealings with HZTD. Our past business relationship is characterized by two previous agreements with the owners of HZTD: A Supplemental Agreement dated January 27, 2006 and a Management Services Agreement dated March 31, 2006 (see Strategic Acquisitions and Recent Developments section above.)

According to the terms of the agreement signed on November 21, we relinquished certain rights under the management services agreement dated March 31, 2006 and $4.75 million in past due account receivables for 14.9 million shares of SNMD stock held by the owners of HZTD. HZTD regained the right to distribute TsingTao beer to large scale wholesalers and retail chains, and we retained select personnel, intellectual property, systems and access to the distribution network. In addition, the we retained distribution rights of Tsingtao beer to small commercial enterprises.

•            On October 31, 2006, we accepted the resignation of Mr. William Adamopoulos as a member of the Board of Directors.

•            On October 30, 2006, the independent members of our Board of Directors returned to the Company the entirety of their SNMD stock grants and Board equity compensation. The directors, Kay Koplovitz, Mark Newburg, William Adamopoulos and Yu Bing each returned a total of 56,646 options to buy Company stock at $3.85 per share. 25,000 of these options were granted to each director upon his/her election to the Board by the SNMD shareholders; 31,646 options were granted to each director as part of his/her annual equity compensation package for serving the Board. The issuance of these options were initially disclosed with the Securities & Exchange Commission on Form 4 on October 9, 2006.

•            On October 19, 2006 we entered into and subsequently completed a Supplementary Agreement with Mr. Li Yong, Mr. Wang Jingchun, and the China Electronic Appliance Company (CEAC), a subsidiary of the China Electronics Company (CEC), to revise the terms of the original agreement dated May 23, 2006 (see Strategic Acquisitions and Recent Developments above).

Through the revised agreement, we gained an 80% stake in Beijing Trans Global Logistics (“BTGL”) and the exclusive right to operate the online exhibitions of the China Electronic Parts Exhibition Company, a subsidiary of CEAC and the dominant player in Electronic Exhibition industry, in exchange for 9 million RMB cash plus 552,264 new SNMD shares. The 552,264 shares will be issued in four installments as follows: 138,066 shares upon completion of the deal, and 138,066 shares in years one, two and three following the completion of the deal if and only if the revenue guarantees (listed below) are met. Other key points of the revised agreement include: CEAC will no longer provide revenue guarantees of 400 million RMB in year one, 450 million in year two, and 500 million in year three; Sun New Media will no longer provide US $4 million cash or bank credit to finance the offline parts business, and instead, CEAC guarantees 25 million RMB in advertising revenue to the joint venture for year one, 27.5 million RMB for year two, and 30 million for year three. We expect to maintain a 80% net margin on operating costs of about 2 million RMB/year.

•            On October 11, 2006, we accepted the resignation of Dr. Herbert Kloiber as a member of the Board of Directors.

•            On October 5, 2006, we accepted the resignation of Mr. Ricky Ang as both Chief Executive Officer and a member of the Board of Directors. Concurrent with Mr. Ang’s resignation and effective as of October 5, 2006, we appointed Executive Chairman Dr. Bruno Wu as Chief Executive Officer.

Critical Accounting Policies and Estimates

Our unaudited financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Revenue recognition

We earn revenue from provision of marketing, information and transactional services and sales of channel management software. The Company recognizes revenues from transaction and information services in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” when all of the following conditions exist: persuasive evidence of an arrangement exists in the form of an accepted purchase order; delivery has occurred, based on shipping terms, or services have been rendered; the Company’s price to the buyer is fixed or determinable, as documented on the accepted purchase order; and collectibility is reasonably assured. The Company accounts for software sales in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (“VSOE”) of fair value exists for those elements. Customers receive certain elements of our products over a period of time. Judgment is also required to assess whether future releases represent new products or upgrades and enhancements to existing products.

Share-based compensation

Effective January 1, 2006, the company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. There were no unvested stock options at the beginning of this reporting period therefore no compensation expense was recognized in the period. No adjustments to prior periods have been made as a result of adopting SFAS No. 123(R). As at September 30, 2005 the Company elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148. During the period from September 18, 2005 to September 30, 2005, no stock-based employee compensation arrangements have been effected and accordingly no disclosure of pro forma information is required. In accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants. The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Recently Issued Accounting Pronouncement

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.  SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements.  The cost will be measured based on the estimate fair value of the equity or liability instruments issued.  SFAS 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Also, in December 2004, the FASB issued SFAS 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that the exchange of non-monetary assets should be measured using the estimated fair market value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for non-monetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of non-monetary assets do not have commercial substance. A non-monetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for monetary exchanges in fiscal periods beginning after June 15, 2005.  Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”.  FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  Management believes the adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable.  SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle.  SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error.  SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.   Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

The adoption of EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” in the first quarter of 2005 did not have a material impact on the Company’s results of operations and financial condition.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123R. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140." SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

BUSINESS

Our goal is to become one of China’s leading multi-media marketing and channel management companies, leveraging the combined powers of interactive marketing, information services and e-transaction capabilities. Our principal focus is on our China-based business-to-business (“B2B”) interactive marketing, channel management and on-line distribution business in specific industry verticals. We are also developing a set of information and transactional services that we plan to market to small business and urban consumers within China’s b2c marketplace.

We are creating this business through the ongoing acquisition of various entities and assets. To date we have completed acquisitions that have enabled us to serve the beverages, apparel and handheld electronics verticals.

We were originally incorporated under the laws of Minnesota in 1972 and were previously known as SE Global Equity. In September 2005, SE Global Equity acquired 100% of the issued and outstanding share capital of Sun New Media Group Limited and changed the company name to Sun New Media, Inc. The acquisition was treated as a reverse acquisition for accounting purposes, and we adopted the September 30 fiscal year of the “accounting acquirer”, Sun New Media Group Limited as a result of the reverse acquisition. In February, 2006 we changed our fiscal year-end date from September 30th to March 31st.

Background

China has experienced rapid economic growth over the past decade. China’s central bank estimates that economic growth for 2006 at 10 per cent this year, surpassing the 2005 rate. Further, China’s entry into the WTO, accompanied by a proliferation of private businesses and an increase in the number of foreign multinational companies in China, has led to increased market liberalization and competition. In this competitive environment, companies in China are increasingly recognizing the need for improved methods of doing business.

As a result of economic growth and liberalization, the number of business entities operating in China has increased significantly. These new businesses are competing in an economy traditionally dominated by state owned or controlled enterprises at one end and serviced by millions of small local businesses on the other end. These dynamics have generally led to a very stratified market with inefficient systems for channel marketing and distribution. A significant opportunity exists to leverage internet-based technologies to enhance communication across distribution networks, promoting accountability, transparency, and efficiency through centralized information management systems. The opportunity is particularly salient in industries characterized but multiple-layers of fragmented distribution systems like the beverage and apparel industries.

Corporate Strategy

Our goal is to be one of China’s first integrated business media and channel management companies, and to build China’s largest community of small business and urban consumers. We are in the process of building e-enabled distribution systems, media platforms, and e-commerce platforms in select industries and connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Key elements to our strategy include the following:

•            Integrate our acquired businesses. We completed our first acquisitions in the first half of calendar 2006. During fiscal 2007 we intend to complete the integration of all of our acquisitions and leverage the efficiencies that we believe can be obtained by providing services to multiple verticals.

•            Increase our value to customers by developing broader service offerings. We intend to develop additional services to offer to our customers. Among other projects, we are developing an interactive digital consumer guide that will feature an integrated bank-card payment system.

•            Increase our brand awareness. We intend to increase market awareness of our brand and services through leveraging our presence in China’s business media industry and dedicated marketing services team to promote integrated brand solutions for the Sun New Media brand.

•            Continue to explore complementary acquisitions. We intend to continue to seek acquisition of companies or strategic relationships that will allow us to offer services in additional verticals and further penetrate the small business and urban consumer marketplace.

Services

The Company is divided into two principal divisions: the Transactional Services Division and the Marketing & Information Services Division.

The Transactional Services Division works to enhance distribution systems by bringing buyers and sellers together on integrated electronic platforms. Our goal is to use electronic trading systems to help to eliminate inefficiencies and multi-layered distribution systems, enhance margins, and consolidate fragmented distribution systems and verticals. Currently, we serve three verticals in China: beverages, apparel and handheld electronics. Our goal is to identify verticals with strong growth potential and target companies that will be able to effectively utilize our suite of electronic trading platforms and management systems.

At present, we are also developing NextPay, a b2b and b2c transactional payment system that facilitates purchases via landline telephones, mobile and the internet, using personal or company bank cards. NextPay is being developed with the exclusive technology of Shanghai Card Info Co., a subsidiary of China Union Pay Co. Ltd, China’s only bank card payment service provider. It is expected to launch in March, 2007 along with our NextShow Consumer E-Guide.

The bulk of our revenue in the first phase of strategic development will come from transactional services related fees. Through our Transactional Services Division, we develop and manage back-end systems for distribution companies in the beverage and handheld electronics industries in Central China in exchange for management fees equivalent to between 5% and 12% of the gross revenue of our distributor clients. Among the services provided by our Transactional Services Division are an internet-based ordering and purchasing system, integrated financial control systems that link wholesaler, sub-wholesaler and retailer accounts, sales support systems for expanding distribution network reach, and below the line marketing support programs designed to enhance communication across distribution networks. Our suite of services can be deployed in multiple verticals through customizing its core product offerings to meet the industry-specific needs of distributors. We plan to expand the revenue of this division both through increasing the suite of service offerings and expanding our client base in and around the Wuhan region. We intend to leverage our company wide product development and nationwide sales support services to enhance the regional and vertical-specific competitive advantages of our Transactional Services Division.

Through our Marketing & Information Services Division, we plan to leverage our long experience in China’s media industry to build sticky, web-based communities of small businesses and urban consumers using targeted trade media, industry news, and interactive marketing platforms. Our current strategy is to build one of China’s largest and most accurate multi-vertical databases of small businesses and urban consumers while simultaneously aggregating the digital distribution rights for industry-specific business publications and other business media products. In March, 2007, we are planning to launch our NextShow Consumer E-Guide, which stands to be one of  the world’s first interactive shopping guides with a integrated payment system. The guide will be supported by our NextPay transaction system and generate revenue through sale of advertising and paid placement in our NextShow product rankings.

Our Information Services division possesses a number of technologies that it markets to business, government, and media clients across China. The key service is the division’s DJVU scanning and compression technology. The service is a digital archiving and publishing service. As we expand our database and media offerings, we plan to cross-promote the digital compression technology as a value-added service for customers.

We expect that as our transactional and information services mature, a greater percentage of our revenue will come through the provision of b2b and b2c marketing services, especially in regard to our NextShow and NextPay operations. Our information and transactional services will give us proprietary access to critical information about the state of China’s small business and consumer marketplace, which we believe will allow us to create customized integrated marketing solutions for business clients looking for effective communication channels with specific target groups.

Media Investments

We maintain a number of investments in consumer media and marketing companies that we believe will allow us to offer business customers one-stop-shop interactive marketing solutions that reach directly to China’s key consumer groups. As of January 17, 2007, we owned a 30% interest in Global Woman Multimedia, Ltd., a web and television production company that targets professional women in mainland China. Also, we have a 15% interest in Sun Business Network, a Singapore-based lifestyle and business publishing company that distributes 13 monthly and weekly magazines and newspapers in China and Southeast Asia. In addition, we own the digital version of China’s leading weekly newspaper, China Business Post, a national advertising sales & marketing operation under Sun Global Marketing Network and 6 consumer lifestyle magazines published in Singapore.

Competition

The private business media and information services industry in China is highly fragmented. The main competitors in the industry continue to be state-owned media groups, industry associations, and government agencies. In the private sector, our principal competitor is Hui Cong, an information services and business search company that focuses on the domestic market. We also face indirect competition from Global Sources, a business information service companies that are primarily focused on the import-export marketplace.

Although we are not currently aware of any other company that offers the same services as our Transactional Services Division, we may face future competition from horizontal service providers such as Alibaba.com, Hui Cong and Global Sources.

We also face competition from traditional advertising media, such as newspapers, magazines, yellow pages, billboards and other forms of outdoor media, television and radio. Most large companies in China allocate, and will likely continue to allocate, the bulk of their marketing budgets to traditional advertising media and only a small portion of their budgets to online marketing. If these companies do not devote a larger portion of their marketing budgets to online marketing services provided by us, or if our existing customers reduce the amount they spend on online marketing, our results of operations and future growth prospects could be adversely affected.

Most of our existing and potential competitors have significantly greater financial resources than we do. They also have longer operating histories and more experience in attracting and retaining users and managing customers than we do. They may use their experience and resources to compete with us in a variety of ways, including by competing more heavily for users, customers, distributors and networks of third-party websites, investing more heavily in research and development and making acquisitions.

Proprietary Rights

We regard our intellectual property rights, such as copyrights, trademarks, trade secrets, practices and tools, as important to the success of our business. To protect our intellectual property rights, we intend to rely on a combination of trademark and copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our employees, affiliates, clients, strategic partners, acquisition targets and others. Effective trademark, copyright and trade secret protection may not be available in every country in which we intend to offer our services. And the steps we take to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. In addition, other parties may assert infringement claims against us. Such claims, regardless of merit, could result in the expenditure of significant financial and managerial resources. Future patents may limit our ability to use processes covered by such patents or expose us to claims of patent infringement or otherwise require us to obtain related licenses. Such licenses may not be available on acceptable terms. The failure to obtain such licenses on acceptable terms could have a negative effect on our businesses.

Governmental Regulation

All television broadcast media in China are government-controlled networks. The television and broadcasting industry in China operates under a legal regime that consists of the State Council, which is the highest authority of the executive branch of the PRC central government, and the various ministries and agencies under its leadership. These ministries and agencies mainly include:

•         the Ministry of Culture;

•         the Ministry of Information Industry;

•         the State Press and Publications Administration;

•         the State Copyright Bureau;

•         the State Administration for Industry and Commerce;

•         the Ministry of Public Security; and

•         the Bureau of State Secrecy.

The State Council and these ministries and agencies have issued a series of rules that regulate a number of different substantive areas of our proposed businesses. We believe we have all necessary governmental approvals to conduct our interactive marketing and sales services businesses.

In compliance with PRC’s foreign investment restrictions on media industry and other laws and regulations, we conduct all our media services in China via the following significant domestic Variable Interest Entities (“VIEs”):

We have the following significant domestic VIEs:

•       Sun China Media (Beijing) Technology Co., Ltd., a PRC company controlled through us by contract and is owned equally by Qiong Zhou and Jacob Di, both of whom are non-executive employees of the Company.

•       Suizhou Focus Trading Development Co., Ltd., a PRC company controlled by us by contract and is engaged in marketing, information and technology services to beverage and electronic device distributors.  It is 60% owned by Qi Yang, one of our officers and 25%

and 15% owned by Bingwei Wu and Quanyi Mao respectively, two non-executive employees of the Company.

•       Shanghai Shengji Technology Co., Ltd, a PRC company controlled by us by contract, and is engaged in wireless mobile services. It is 40% owned by Hui Yan, 40% owned by Min Lin and 20% owned by Kezhou Luan, each a non-executive employee of the Company.

•       Sun China Media (Beijing) International Advertising Co. Ltd, a China company controlled by us by contract which is engaged in the advertising business.  It is 70% owned by Qiong Zhou, and 30% owned by Guosheng Wang, both of whom are non-executive employees of the Company.

•       Dragon List Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•       Sun Trade Media (Beijing) Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•       Sun Asia (Beijing) Investments Consultants Ltd, a company controlled by us by contract and is engaged in the provision of consultancy services.  It is 60% owned by Qiong Zhou, and 40% owned by Xiaoang Li, both of whom are non-executive employees of the Company.

•       Sun New Media Technology (Beijing) Co. Ltd, a company controlled by us by contract and is engaged in software development.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•       Wuhan Xinda Weiye Trade and Development Co. Ltd, a company controlled by us by contract and engaged in trading.  It is 40% owned by Jin Liu, 30% owned by Wanzhi Zhu and 30% owned by Mingde Jiang, all of whom are non-executive employees of the Company.

The capital investment in these VIEs is funded by the Company and registered as interest-free loans to these PRC employees. As of September 30, 2006, the total amount of interest-free loans to the employee shareholders of the VIEs listed above was US$3,110,000.  Under various contractual agreements, employee shareholders of the VIEs are required to transfer their ownership in these entities to our subsidiaries in China when permitted by PRC laws and regulations or to our designees at any time for the amount of outstanding loans, and all voting rights of the VIEs are assigned to us. We have the power to appoint all directors and senior management personnel of the VIEs.  Through our wholly-owned subsidiaries in China, we have also entered into exclusive technical agreements and other service agreements with the VIEs, under which these subsidiaries provide technical services.

Employees

As of December 31, 2006, we had 137 employees. Of our employees, 11 were in management, 32 were in finance, legal & administration, 6 in business development and research & development and 88 in sales and marketing.

Facilities

The majority of our operations are in China, where we have leased offices in Beijing, Wuhan and Shanghai. We believe that our existing facilities are adequate to meet our current requirements, and that future growth can be accommodated by leasing additional or alternative space.

Legal Proceedings

We are not aware of any pending legal proceedings against us. We may in future be party to litigation arising in the course of our business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Reports to Securities Holders

We are required to file annual reports on Form 10-KSB and quarterly reports on Form 10-QSB with the Securities Exchange Commission on a regular basis, and will be required to timely disclose certain material events (e.g., changes in corporate control; acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business; and bankruptcy) in a current report on Form 8-K.

You may read and copy any materials we file with the Securities and Exchange Commission at their Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

MANAGEMENT

Directors and Executive Officers of the Registrant

The following table sets forth the names of all our directors and executive officers as of September 1, 2006. These persons will serve until our next annual meeting of the shareholders or until their successors are elected or appointed and qualified, or their prior resignation or termination.

Name	Age	Position	Date Position First Held
Bruno Wu	40	Chairman, Chief Executive Officer and Director	Sept. 12, 2005
Kay Koplovitz	60	Vice-Chairman and Director	Sept. 12, 2005
Mark Newburg	51	Director	May 31, 2006
Yu Bing	40	Director	January 17, 2006
Walter T. Beach	40	Director	Dec 5, 2006
Thomas A. Schuler	45	Chief Financial Officer and Secretary	Sept. 18, 2006

Dr. Bruno Wu, Chairman and Director. Dr. Bruno Wu is the co-founder and Executive Chairman of Sun Media Investment Holdings (“SMIH”), one of the leading private media groups in China. SMIH currently holds investment interests in eleven (11) media related companies in Asia and its portfolio includes thirty-one (31) magazine titles, three (3) newspapers, ten (10) broadcasting television channels, three (3) websites and various equity stakes in internet, multimedia products, education and college, sports and racing, and music and entertainment. SMIH currently operates in fifteen (15) cities across nine (9) countries and regions.

Prior to Sun Media, Dr. Wu was the Chief Operating Officer from June 1998 to February 1999 of ATV, one of the two free-to-air networks in Hong Kong. From 2001 to 2002, Dr. Wu was also the co-chairman of SINA Corporation, a Chinese internet media company. Dr. Wu received his Diploma of Studies in French Civilization from the University of Savoie, France in 1987, and graduated with a Bachelor of Science in Business Administration-Finance from Culver-Stockton College in Missouri in 1990. He later received his Master of Arts in International Affairs from Washington University, Missouri in 1993, and in 2001, he received his Ph.D. from the International Politics Department of College of Law, Fudan University, Shanghai, China.

Dr. Wu is a member of the international council of Museum of Television and Radio in New York and Los Angeles, and a member of both the International Council and the Foundation of The International Academy of Television Arts and Sciences USA, the organization that issues the annual International Emmy Award. In 2003, Dr. Wu was appointed as the Chairman of the iEMMYs Festival for a term of two years. Dr. Wu is also a trustee of the Board of Foreign Affairs University of China. In October 1998, Dr. Wu received the Super Media Star Award issued by Hong Kong — Macau Distinguished Person’s Society.

Kay Koplovitz, Vice-Chairman and Independent Director. Ms. Kay Koplovitz is the Founder of USA Networks, and was the first female network president in television history, serving as chairman and CEO from 1977 to 1998. She is the former President of the National Academy of Television Arts & Sciences. She served as the Presidential appointee to chair the National Women’s Business Council from 1998 to 2001, created Springboard Enterprises, a national non-profit organization that matches venture capital and women entrepreneurs in high growth businesses. She also founded Angels4Equity, now called Boldcap Ventures LLC, in 2001, an investment fund. In 1998, she co-founded Koplovitz & Co., LLC, a New York-based media and investment advisory firm, with her husband, William C. Koplovitz, Jr., and currently serves as a principal. Ms. Koplovitz also currently serves on the board of Liz Claiborne, Inc. and Boldcap Ventures LLC.

Mr. Mark Newburg, Director. Mr. Newburg has been President and Chief Executive Officer of VendingData Corporation, a designer and (China-based) manufacturer of security and productivity enhancing products and services to the gaming industry since 2005. Prior to VendingData, Mr. Newburg spent 26 years with NCR, beginning as an International Tax Administrator in 1981 and ultimately becoming its Vice President, Asia Pacific. During this period, Mr. Newburg concurrently served as Chairman of NCR Japan. From 1995 to 1997, Mr. Newburg was Finance Vice President NCR Asia Pacific.

Mr. Walter T. Beach, Director.  Mr. Beach is a skilled Wall Street executive with over fifteen years experience in financial management and analysis with U.S. public companies.  Mr Beach has worked as an economic analyst/consultant and investment manager across various economic sectors, including finance, media, real estate, and health care. He is Managing Director of Beach Investment Counsel, Inc., an investment management firm with approximately one billion dollars under management that has had an exceptional track record relative to its benchmarks managing institutional and high net worth client accounts for over nine years.  He is also Managing Director of  Beach Investment Management LLC and Beach Asset Management LLC, both of witch have been managing investment partnerships (hedge funds) successfully for the same period of time.  Mr. Beach had been Managing director of Financial Securities Management from inception in 2001 till December 2005.  His public company Board experience includes seats on the Boards of Bancorp Bank and Resource Capital Corp, where he serves both companies as Compensation Committee Chairman and financial expert of the Audit Committee.

Mr. Yu Bing, Director. Mr. Yu was previously an Executive Vice President at Lenovo Computers and President of the Lenovo/ Asia Info group. Mr. Yu joined Lenovo in 1990 and since 1996 was the principal executive in charge of developing the company’s channel sales distribution network. In 2001, Mr. Yu was appointed to head the newly formed Lenovo IT Services Group. Under Mr. Yu’s guidance, the group grew rapidly to more than 1,000 employees in less than 2 years and earned a coveted position amongst the 5 most powerful IT Services Brands.

Mr. Thomas A. Schuler, Chief Financial Officer and Secretary.  Mr. Schuler served from April 2005 as Chief Financial Officer of Auction Broadcasting Company LLC, a privately-held auto auction company. From November 1998 to November 2004, Mr. Schuler was an executive officer with Braun Consulting, Inc., a marketing strategy and technology consulting firm which was listed on the NASDAQ stock market until its acquisition by Fair Isaac Corporation in November 2004. Prior to being appointed Chief Financial Officer of Braun Consulting in 2004, Mr. Schuler served as Interim Chief Financial Officer (2002 to 2003), Senior Vice President of Corporate Development and Investor Relations (2001 to 2003) and Vice President Corporate Development and Investor Relations (1998 to 1999). From 1984 to 1998, Mr. Schuler held various corporate finance and investment banking positions with Professional Dental Associates, Oxford Resources, State Street Bank, Blalack-Loop and Lehman Brothers. Mr. Schuler holds an A.B. degree in from Harvard College where he majored in economics, and an M.B.A. from the University of California at Los Angeles.

Audit Committee Financial Expert

Our Board of Directors has appointed Mr. Mark Newburg as the chairman of the audit committee. He is qualified as an audit committee financial expert, as such term is defined in the rules and regulations of the Securities and Exchange Commission, currently serving on our audit committee.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        We believe that all Reporting Persons complied with all applicable reporting requirements, except for the late filing of the Form 3/4 filings for Messrs. Bruno Wu, Ms. Lan Yang and Sun Media Investment Holdings certain errant Form 4 filings. The Company is putting in place an enhanced compliance program to assist officers and directors with these filings.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers and employees, including our Chief Executive Officer and our Acting Chief Financial Officer. A copy of our code of ethics is filed as an exhibit to this report. It is also available on our website at http://www.sunnewmedia.net.  We also undertake to provide any person with a copy of our code of ethics free of charge. Investors may request a copy of our code of ethics by calling our investor relations department at +1- 212-626-6744, or by writing to the attention of Chairman of the Board of Directors at 4 th  Floor, 1120 Avenue of the Americas, New York NY USA.

EXECUTIVE COMPENSATION

Summary of Compensation of Executive Officers

During the period from October 1, 2005 to March 31, 2006, no executive officer of the Company received compensation in excess of $100,000. During this period, no options were exercised by executive officers during the fiscal year.

On, October 1, 2006, we entered into a one-year employment contract with Dr. Bruno Wu, our Chairman and Chief Executive Officer. Pursuant to the agreement, Dr. Wu is entitled to a basic salary of $60,000 per annum, payable in equal monthly installments. He is also entitled to employment benefits, including 25 days of annual leave and any performance bonuses that the Board of Directors decide to grant to him.

On September 19, 2006, we entered into a one-year employment contract with Thomas A. Schuler, our Chief Financial Officer. Pursuant to the agreement, Mr. Schuler is entitled to a basic salary of $240,000 per annum, payable in equal monthly installments. He is also entitled to employment benefits, annual leave, severance payments equal to six months salary in the event his contract is terminated, and any performance bonuses that the Board of Directors decide to grant to him.

We entered into a an agreement with Hwee Ling Ng, our Senior Vice President of Finance, pursuant to which we will provide Ms. Ng with severance payments equal to three months salary in the event her contract is terminated.

Compensation of Directors

No compensation was paid to any of our directors for the director’s services as a director during the fiscal period ended March 31, 2006. We recently adopted a revised compensation program for the independent members of our Board of Directors. According to the revised compensation package, our Board Members are entitled to annual compensation of $2,000 per month until June 30, 2007. From July 1, 2007, Mr. Beach will be receiving the following compensation:

     •    $30,000 cash per year, paid as a quarterly retainer

     •    $1,000 cash for each board meeting or committee meeting attended

     •    An initial stock option grant of 25,000 options, vesting 50% at grant and 50% after 12 months

     •    20,000 stock options per year, vesting immediately

     •    Compensation Chair payment of $5,000 per year, paid as a quarterly retainer

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Equity Compensation Plan The following table provides information as of September 30, 2006, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,589,730	$3.04	—
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total:	1,589,730	$3.04	—

Note:

     (1)   The number of securities remaining available for future issuance expired as of September 30, 2006.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as at January 17, 2007, certain information with respect to the beneficial ownership of our common stock by each shareholder known by us to be the beneficial owner of more than five percent (5%) of our common stock, and by each of our current directors and executive officers.

Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Unless otherwise indicated, the address for each Beneficial Owner shall be Sun New Media Inc., 1120 Avenue of the Americas, Fourth Floor, New York, N.Y. 10036 U.S.A.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Bruno Wu (2)	22,787,087	25.3%
Kay Koplovitz	1,000,000	1.1%
Bing Yu	—	—
Mark Newburg	—	—
Walter T. Beach	415,000	*
Thomas A. Schuler	—	—
Hwee Ling Ng	60,000	*
Panpac Tech Strategic Limited (“PTS”) 50 Raffles Place #29-00 Singapore Land Tower Singapore 048623	12,942,915	14.4%
Sun Media Investment Holdings Limited (“SMIH”) P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	22,607,087	25.1%
Sun Culture Foundation Limited Room 3503,35/F.,Two International Finance Centre, 8 Finance Street, Central, Hong Kong	7,849,000	8.7%
Directors and Executive Officers as a Group(5)	23,847,087	26.4%

Notes:

(1)                                 Based on 90,191,360 shares outstanding of common stock issued and outstanding as of January 17, 2007. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)                                 Includes 22,607,087 shares held by SMIH and 180,000 shares held by Ms. Yang Lan.  Our Chairman, Dr Bruno Wu, is also the Chairman and Director of SMIH. Dr. Wu disclaims ownership except to the extent of his pecuniary interest.

(3)                                 Includes 22,607,087 shares held by SMIH.

(4)                                 The address of our current officers and directors is care of Sun New Media Inc., Fourth Floor 1120 Avenue of the Americas, New York, NY.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than disclosed below or under the caption entitled “Compensation of Directors,’’ during the last two years, we were not involved in any transaction in which a director, director nominee, officer or shareholder of the Company, or any family member of any such persons, had a direct or indirect material interest where the amount involved exceeded $60,000.

In October 2005, we issued 50 million shares of our common stock to SMIH in consideration for the outstanding shares of SNMG (the “Reverse Acquisition Transaction’’). Messrs. Bruno Wu and John Zongyang Li are all directors and officers of Sun Media Investment Holdings Limited (“SMIH’’) and were appointed directors and officers of the Company on close of the SNMG Transaction pursuant to the terms of that agreement. In conjunction with the Reverse Acquisition Transaction, CAG sold to SMIH 500,000 shares of our common stock (pre stock split) for an aggregate purchase price of $450,000. In addition, CAG entered into a management agreement with us on close of the Reverse Acquisition Transaction and we issued 250,000 shares of our common stock to CAG as compensation for its performance under this management agreement.

Our largest shareholder, SMIH owns approximately 2.0% of Sun Business Network Ltd (“SBN’’). Our former Director & CEO, Mr. Ricky Ang owns 4.1% of SBN and is also the Executive Vice-Chairman & Managing Director of SBN. On November 21, 2005, we entered into two agreements with SBN. Pursuant to the first agreement, we would issue 1,156,303 shares of our common stock in exchange for a group of property holdings in Beijing and 53,000,000 common shares of Asia Premium Television Group, Inc. We will issue up to 13,800,000 shares of our common stock, 50% to be issued upon closing and the remaining 50% within 30 days of receipt of the audited accounts of the on-line publishing business purchased from SBN. SNMD also entered into a Shares Swap Agreement with SBN. Under the terms of the Shares Swap Agreement, SBN will issue 150,000,000 SBN shares in exchange for 5,042,017 shares of our common stock.

On December 6, 2005, we entered into an agreement with SMIH which provides that we will issue 2,008,929 shares of our common stock in exchange for 75,000,000 ordinary shares of SBN. As a result of the transaction, we will acquire approximately 10.15% of the existing issued share capital of SBN. The closing of the transaction subject to certain closing conditions and is expected to close during the first quarter of 2006. We entered into a termination agreement with SMIH on March 31, 2006 with respect to this transaction.

On February 15, 2006, we acquired Sun New Media Holdings Ltd. (“SMH’’) from SMIH. We paid US$1.00 to SMIH in exchange for 100% of the outstanding shares of SMH. SMH has a 51% stake in Compass Multi-media Ltd, a 85% stake in Sun 365 Multi-Media Holdings Limited and a 30% stake in Global Woman Multimedia Co Limited.

On April 20, 2006, we entered into an agreement with SMIH for the purchase of various assets, including real estates, automobiles, office equipment and program rights as well as 48,629,331 shares in Asia Premium Television Group for an aggregate consideration of US $3,442,587 which is to be satisfied by the issuance of 860,647 shares of our common stock.

As at March 31, 2006, there are amounts due from Sun Media Investment Holdings Limited of $229,009 (2005: $97,349), and Sun Business Network Ltd of $574,485 (2005: Nil).

SELLING SHAREHOLDERS

     A total of 43,443,045 shares of our common stock are being registered in this offering for the account of the selling shareholders. The selling shareholders are listed in the table below. Throughout this prospectus, we may refer to the selling shareholders and their transferees, pledgees, donees or other successors in interest who receive shares in non-sale transactions, as the “selling shareholders.” The following table provides information regarding the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders and the number of shares of common stock they are offering. This information has been obtained from the selling shareholders. Except as otherwise indicated, we believe the selling shareholders have sole voting and investment power with respect to all shares of common stock they beneficially own.

Beneficial Owner	Shares of Common Stock Beneficially Owned Prior to Offering				Shares of Common Stock Offered(1)	Shares of Common Stock Beneficially Owned Following Offering(2)
	Number		Percent (3)			Number	Percent (3)

Kay Koplovitz	1,000,000		1.1%		1,000,000	—	*
William Adamopoulos	500,000		*		500,000	—	*
SEEC Media Group Ltd.	708,502		*		708,502	—	*
United Home Limited	269,904		*		269,904	—	*
Barron Partners L.P.	16,568,093	(5)	18.4	%(6)	16,568,093	—	*
Asiabest International Co., Ltd (BVI)	3,802,500		4.2%		3,802,500	—	*
Panpac Tech Strategic	12,942,915		14.4%		12,942,915	—	*
Ricky Gee Hing Ang	600,000		*		600,000	—	*
Rodeo Asia Ltd.	4,000,000		4.4%		4,000,000	—	*
Tidetime Sun (Group) Limited	1,849,131		2.1%		1,849,131	—	*
Tele-Munchen Fernseh-Gmbh & Co, Produktionsgesellschaft	667,000		*		667,000	—	*
Telperion Business Consultants, LLC	135,000		*		135,000	—	*
Ze Hua Holdings Pte Ltd	400,000		*		400,000	—	*
TOTAL	43,443,045		78.4		43,443,045	—

*                    Less than 1%.

(1)             This prospectus shall also cover any additional shares of our common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)             Assumes all shares offered hereby are sold by the selling shareholders and that the selling shareholders do not acquire any additional shares of common stock.

(3)             Calculated on the basis of 90,191,360 shares of common stock, which is the number of shares of our common stock outstanding as of January 17, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the SEC, and generally includes securities held by persons who have sole or shared voting power or investment power with respect to those securities, and includes securities that are or will become exercisable within 60 days after September 1, 2006.

(4)             Sun Media Investment Holdings Ltd. (“SMIH”) is our largest shareholder. The chairman of our board of directors and CEO, Dr. Bruno Wu, is the co-founder, and chairman of the board of directors of SMIH and its controlling shareholder. See also the sections in this prospectus entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” and “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

(5)             Includes (i) 100,000 shares of our common stock issued pursuant to stock purchase agreements, (ii) 15,000,000 shares of our common stock issuable upon exercise of warrants to purchase our common stock and (iii) 1,430,392 shares of our common stock issuable upon conversion of notes convertible into our common stock.

(6)             The terms and conditions of the notes convertible into an aggregate of 1,430,392 shares of common stock and the terms and conditions of the warrants convertible into an aggregate of 15,000,000 shares of common stock prohibit conversion or exercise, respectively, if such conversion or exercise would cause the holder’s beneficial ownership to exceed 4.9% of our outstanding common stock.

(7)             Sun Culture Foundation is a significant shareholder. Dr. Wu is a member of the Sun Culture Foundation. See also the sections in this prospectus entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT” and “CERTAIN RELATIONSHIPS AND RELATED Transactions.”

DESCRIPTION OF CAPITAL STOCK

     SNMI’s authorized capital stock consists of 750,000,000 shares of common stock, $0.01 par value per share, and 250,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

     As of January 17, 2007, there were 90,191,360 shares of SNMI common stock outstanding.

     The holders of SNMI common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of SNMI common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of SNMI common stock are fully paid and non-assessable.

Preferred Stock

     Up to 250,000,000 shares of SNMI preferred stock are authorized for issuance. SNMI’s board of directors has the authority, without further action by the shareholders, to issue the undesignated preferred stock in one or more series and to fix the designations, powers, preferences, rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights and terms of redemption, any or all of which may be greater than the rights of the common stock.

Provisions with Potential Anti-Takeover Effect

Minnesota Law

     We are subject to the provisions of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. These anti-takeover provisions may eventually operate to deny our shareholders the receipt of a premium on their capital stock. In general, section 302A.671 provides that the shares of a corporation acquired in a “control share acquisition” have no voting rights unless voting rights are approved by the shareholders in a prescribed manner. A “control share acquisition” is defined as an acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. Section 302A.673 prohibits a public corporation from engaging in a “business combination” with an “interested shareholder” for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions. An “interested shareholder” is a person who is the beneficial owner of 10% or more of the corporation’s voting stock. Reference is made to the detailed terms of sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act.

Transfer Agent and Registrar

     The transfer agent and registrar for the common stock is Fidelity Transfer Company.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling shareholders. We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

•       directly by the selling shareholders; or

•                     through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers of the common stock.

     The selling shareholders and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the common stock by the selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids.

     The common stock may be sold in one or more transactions at:

•       fixed prices;

•       prevailing market prices at the time of sale;

•       varying prices determined at the time of sale; or

•       negotiated prices.

     These sales may be effected:

•                     in transactions on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•                     in the over-the-counter market;

•                     in crosses or block transactions;

•                     in private transactions;

•                     through options;

•                     by pledge to secure debts and other obligations; or

•                     by a combination of any of the foregoing transactions.

     The selling shareholders may use any one or more of the following methods, without limitation, when selling or disposing its shares of common stock:

•                     ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                     block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                     purchases by a broker-dealer as principal and resales by the broker-dealer for its own account;

•                     privately negotiated transactions;

•                     one or more underwritten offerings on a firm commitment or best efforts basis;

•                     a combination of any of the foregoing methods; or

•                     any other legally available means.

      In connection with the sale of our common stock, selling shareholders or their successors in interest may enter into derivative or hedging transactions with brokers, dealers or others, who in turn may engage in short sales of the shares in the course of hedging the positions they assume; or sell short or deliver shares to close out positions. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or transfer these shares through this prospectus.

     In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

     The selling shareholders may transfer the shares to a transferee, pledgee, donee or successor. If they default in the performance of their secured obligations, the transferee, pledgee, donee or successor may offer and sell the common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if required, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

     At the time a particular offering of our common stock is made, if required, a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth, with respect to the particular offering, the aggregate amount of common stock being offered, the offering price and the other material terms of the offering, the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this prospectus and other facts material to the transaction not previously disclosed. Each broker-dealer that receives the common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

     The selling shareholders and any other persons participating in such distribution will be subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling shareholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days prior to the commencement of such distribution. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

•                     such time as all of the shares held by the selling shareholders have been sold by the selling shareholders;

•                     such time as the selling shareholders may sell all of the shares held by the selling shareholders without registration pursuant to Rule 144 under the Securities Act; and

•                     such time as the shares can be sold free of restriction.

We have agreed to pay the entire expenses incidental to the registration of the common stock covered by the prospectus, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws. The selling shareholders will bear all underwriting discounts and commissions incurred in connection with the offering and sale of the common stock to the public.

     We have agreed to indemnify the selling shareholders against certain civil liabilities in accordance with terms and conditions of agreements with the selling shareholders executed in connection with the private placement. Those agreements also provide that we may be indemnified by the selling shareholders against certain civil liabilities that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus.

LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by our counsel, DLA Piper Rudnick Gray Cary US LLP, East Palo Alto, California.

EXPERTS

     The financial statements as of March 31, 2006 included in this prospectus have been audited by Bernstein & Pinchuk LLP, Certified Public Accountants, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements as of September 30, 2005 and for the period ended September 30, 2005 included in this prospectus have been audited by Moores Rowland Mazars, Certified Public Accountants, as set forth in their report thereon, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission (the “SEC”). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it. You may read and copy any document which we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

     We are also subject to the information and periodic reporting requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room.

Sun New Media, Inc.
Consolidated Financial Statements
Period from October 1, 2005 to March 31, 2006
(Expressed In United States Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sun New Media Inc.

We have audited the accompanying consolidated balance sheet of Sun New Media Inc (the “Company”) as of March 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from October 1, 2005 to March 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2006 and the results of its operations and its cash flows for the period from October 31, 2005 to March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The Company restated the March 31, 2006 financial statements referred to above to correct an error in accounting for convertible notes with detachable warrants as more fully described in Note 17.

/s/ Bernstein & Pinchuk LLP

New York, New York

 June 29, 2006 except for Note 17 as to which the date is August 31, 2006

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

Sun New Media Inc.

(Formerly known as SE Global Equities Corp.)

We have audited the accompanying balance sheet of Sun New Media Inc (formerly known as SE Global Equities Corp.) (the “Company”) as of September 20, 2005 and the related consolidated statement of operations, changes in stockholders’ equity and cash flows for the period from June 6, 2005 to September 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2005 and the results of its operations and its cash flows for the period from June 6, 2005 to September 30, 2005 in conformity with accounting principles generally accepted in the United States of America.

/s/ MOORES ROWLAND MAZARS

 Chartered Accountants

 Certified Public Accountants

 Hong Kong

 January 13, 2006

SUN NEW MEDIA INC.

CONSOLIDATED BALANCE SHEET

As of March 31, 2006 and September 30, 2005

		As of	As of
	Note	March 31, 2006	September 30, 2005(1)
		US$	US$
ASSETS
Current Assets
Cash and bank balances		1,373,715	201,957
Accounts receivable, net of provision for doubtful debts $72,046 (2005: Nil)		415,735	6,277
Other receivable, prepayments and deposits	8	466,396	24,859
Inventories		85,346	—
Marketable securities		8,140,377	—
Amounts due from stockholders	9	292,106	150,446
Amounts due from related parties	9	892,699	—
Total current assets		11,666,374	383,539
Investment in associated company		24,987	—
Goodwill and intangible assets	4	61,794,537	—
Plant and equipment	5	2,205,536	5,554
Clearing broker deposit		36,980	36,980
Total Assets		75,728,414	426,073
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable		987,238	71,204
Other payables and accruals	10	6,928,098	38,526
Amounts due to related parties	9	489,122	—
Factoring loan	11	233,043	—
Total current liabilities		8,637,501	109,730
Minority interest		(101,520)	—
Convertible notes	6	2,816,000	—
Discount on convertible notes	6	(2,570,634)	—
Commitments and Contingencies	12
STOCKHOLDERS’ EQUITY
Common stock; authorized 750,000,000 shares, US$0.01 par value
Preference stock, authorized 250,000,000 shares, US$0.01 par value
84,055,510 (2005: 9,259,370) shares of common stock issued and outstanding, US$0.01 par value		840,555	92,594
14,537,253 (2005: 55,250,000) shares of common stock reserved to be issued, US$0.01 par value		145,372	552,500
Additional paid in capital		79,439.397	5,250
Foreign currency translation adjustments		1,920	—
Deficit		(13,480,177)	(334,001)
Total stockholders’ equity		66,947,067	316,343
Total liabilities and stockholder’s equity		75,728,414	426,073

(1)   Information for the comparative period is not applicable since the Company commenced its operations on June 6, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the periods ended March 31, 2006 and September 30, 2005

		Period from	Period from
		October 1, 2005	June 6, 2005
	Note	to March 31, 2006	to September 30, 2005 (1)
		US$	US$
REVENUES		402,173	27,358
Direct costs		245,063	18,723
		157,110	8,635
OPERATING EXPENSES
General and administrative		1,129,847	16,938
Depreciation and amortization		6,767	—
Finders’ fee		—	55,000
Stock-based compensation		9,654,099	—
Consulting and professional fees		988,772	32,638
Impairment loss on marketable securities		1,456,221	—
Total operating expenses		13,235,706	104,576
Operating loss		(13,078,596)	(95,941)
Interest income		637	—
Amortization of discount on notes		(105,807)	—
Other income		37,590	—
Loss before income tax expense		(13,146,176)	(95,941)
Income tax expenses	7	—	—
Net loss		(13,146,176)	(95,941)
Earnings per share:
Weighted average number of shares outstanding
Basic and diluted		72,809,160	15,398,259
Net loss per share of common stock
Basic and diluted		(0.18)	(0.01)

(1)   Information for the comparative period is not applicable since the Company commenced its operations on June 6, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Period from June 6, 2005 to March 31, 2006

		Common shares
		Issued		Reserve and to be issued		Additional
		Number		Number		Paid in		Translation
	Note	of Shares	Amounts	of Shares	Amounts	Capital	Deficit	Adjustment	Total
			US$		US$	US$	US$	US$	US$
Balance, June 6, 2005		250,000	250,000	—	—	—	—	—	250,000
Elimination of SNMG shares upon reverse acquisition		(250,000)	(250,000)	—	—	250,000	—	—	—
Consolidation of SNMD shares upon reverse acquisition		18,518,740	185,188	—	—	—	—	—	185,188
Additional paid in capital of SNMD upon reverse acquisition		—	—	—	—	6,269,359	—	—	6,269,359
Accumulated losses of SNMD upon reverse acquisition		—	—	—	—	(6,350,013)	—	—	(6,350,013)
1 for 2 reverse split		(9,259,370)	(92,594)	—	—	92,594	—	—	—
Issuance of stocks for acquisition of SNMG	(i)	—	—	50,000,000	500,000	(500,000)	—	—	—
Issuance of stocks for finders fees	(i)	—	—	5,000,000	50,000	5,000	—	—	55,000
Issuance of stocks for management fees	(i)	—	—	250,000	2,500	250	—	—	2,750
Par value of shares issued for reverse acquisition in excess of the additional paid-in capital		—	—	—	—	238,060	(238,060)	—	—
Net loss for the period		—	—	—	—	—	(95,941)	—	(95,941)
Balance, September 30, 2005(1)		9,259,370	92,594	55,250,000	552,500	5,250	(334,001)	—	316,343

(i)                The stocks were reserved as of September 30, 2005 and were issued on October 4, 2005.

(1)             Information for the comparative period is not applicable since the Company commenced its operations on June 6, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Period from June 6, 2005 to March 31, 2006

		Common shares
		Issued		Reserved and to be issued
	Note	Number of shares	Amount	Number of shares	Amount	Additional Paid in Capital	Deficit	Foreign Currency Translation Adjustment	Total
			US$		US$	US$	US$	US$	US$
Balance, October 1, 2005		9,259,370	92,594	55,250,000	552,500	5,250	(334,001)	—	316,343
Issuance of stocks for acquisition from SNMG		55,250,000	552,500	(55,250,000)	(552,500)	—	—	—	—
Issuance of stocks for stock options exercised		43,000	430	—	—	34,090	—	—	34,520
Issuance of stocks for stock purchase		296,000	2,960	—	—	651,840	—	—	654,800
Issuance of stocks for acquisition of Focus		14,900,000	149,000	—	—	24,851,013	—	—	25,000,013
Issuance of stocks for finders fee		2,000,000	20,000	—	—	7,780,000	—	—	7,800,000
Issuance of stocks for acquisition of Telefaith		853,333	8,533	—	—	359,396	—	—	367,929
Issuance of stocks for acquisition of Magzone		409,207	4,092	—	—	1,595,910	—	—	1,600,002
Issuance of stocks for employees’ performance incentives		1,044,600	10,446	—	—	3,868,653	—	—	3,879,099
Issuance of stocks for purchase of assets	(ii)	—	—	1,156,303	11,563	4,035,497	—	—	4,047,060
Issuance of stocks for grant of license	(ii)	—	—	6,900,000	69,000	24,081,000	—	—	24,150,000
Issuance of stocks for shares swap (ii)		—	—	5,042,017	50,420	6,896,178	—	—	6,946,598
Issuance of stocks for acquisition of CSTV	(iii)	—	—	460,526	4,605	556,732	—	—	561,337
Issuance of stocks for acquisition of Lifestyle	(iii)	—	—	978,407	9,784	2,259,490	—	—	2,269,274
Discount on convertible notes and warrants		—	—	—	—	2,676,441	—	—	2,676,441
Capital contribution		—	—	—	—	89,907	—	—	89,907
Expenses incurred on issuance of stocks		—	—	—	—	(302,000)	—	—	(302,000)
Other comprehensive income		—	—	—	—	—	—	1,920	1,920
Net loss for the period		—	—	—	—	—	(13,146,176)	—	(13,146,176)

Balance, March 31, 2006		84,055,510	840,555	14,537,253	145,372	79,439,397	(13,480,177)	1,920	66,947,067

(ii)             The stocks were reserved as of March 31, 2006 and were issued on May 9, 2006.

(iii)          The stocks were reserved as of March 31, 2006 and were issued on April 17, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the periods ended March 31, 2006 and September 30, 2005.

	October 1, 2005	June 6, 2005 to
	to March 31, 2006	September 30, 2005
	US$	US$(1)
Cash flows from operating activities
Net loss for the period	(13,146,176)	(95,941)
Adjustments to reconcile net loss to net cash used in operating activities;
Finders’ fee	—	55,000
Stock-based compensation	9,654,099	—
Depreciation of fixed assets	6,767	—
Amortization of discount on notes	105,807	—
Impairment loss on marketable securities	1,456,221	—
Changes in assets and liabilities:
Accounts receivable	(43,689)	—
Other receivables, deposits and prepayments	(294,642)	—
Due from related parties	(751,166)	—
Due from stockholders	(141,660)	(97,349)
Accounts payable	241,856	1,920
Other payables and accruals	853,701	38,526
Due to related parties	403,628	—
Net cash used in operating activities	(1,655,254)	(97,844)
Cash flows from investing activities
Purchase of fixed assets	(5,680)	—
Cash acquired in business combination, net	(403,159)	49,801
Investment in associated company	(24,987)	—
Net cash provided by investing activities	(433,826)	49,801
Cash flows from financing activities
Issuance of common stock	654,800	250,000
Issuance of convertible notes	2,816,000	—
Expenses incurred on issuance of common stock	(302,000)	—
Minority interest, net	89,907	—
Net cash provided by financing activities	3,258,707	250,000
Net effect of exchange rate changes on consolidating subsidiaries	2,131
Net increase in cash and cash equivalents	1,171,758	201,957
Cash and cash equivalents, beginning of the period	201,957	—
Cash and cash equivalents, end of the period	1,373,715	201,957

(1)             Information for the comparative period is not applicable since the Company commenced its operations on June 6, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the period from October 1, 2005 to March 31, 2006

Note 1 — Organization and Nature of Business

Sun New Media’s goal is to become one of China’s leading multi-media powered marketing and channel management company. Our principal focus is on our China-based business-to-business interactive marketing and sales services business. We are creating this business through the ongoing acquisition of various entities and assets. We continued to operate the legacy SE Global Capital brokerage business through March 31, 2006.

Sun New Media Inc (formerly known as SE Global Equity Corp, “SE Global”), a Minnesota corporation, and each of its subsidiaries are collectively referred to herein as the “Company” or “SNMD”. On September 12, 2005, the stockholders of SE Global approved the Share Purchase Agreement (the “Reverse Acquisition Agreement”) dated as of July 21, 2005, between SE Global and Sun Media Investment Holdings Limited (“Sun Media”) to acquire 100% of the issued and outstanding shares of Sun New Media Group Limited (“SNMG”) (the “Reverse Acquisition Transaction”).

SNMG was incorporated in the British Virgin Islands on June 6, 2005 as a limited liability company.  Under the terms of the Reverse Acquisition Agreement, SE Global amended its Articles of Incorporation prior to the closing of the Transaction to:

•                     change its name from SE Global to “Sun New Media, Inc”;

•                     complete a one for two reverse stock split (“reverse split”) of the issued and outstanding shares of common stock of SE Global; and

•                     amend its authorized share capital to consist of 750,000,000 shares of common stock with a par value of $0.01 per share; and 250,000,000 shares of preferred stock with a par value of $0.01 per share.

Under the terms of the Reverse Acquisition Agreement, SE Global issued 50,000,000 shares of its common stock (post reverse split) to Sun Media as consideration for Sun Media selling all of the issued and outstanding shares of SNMG. SE Global issued an additional 5,000,000 shares (post reverse split) to two parties who introduced Sun Media to SE Global as finders’ fee.

SE Global and Sun Media completed the above transactions on September 18, 2005. SE Global changed its name from SE Global Equities Corp to Sun New Media Inc. and began trading under the new symbol “SNMD” on a post one for two reverse split basis on September 20, 2005. At the closing, the businesses of the Company and SNMG were combined (the “Combination”). The Combination was accounted for as a purchase transaction for financial accounting purposes. As a result of the Combination, Sun Media owned a majority of the outstanding shares of Company common stock. Therefore, the Combination was accounted for as a reverse acquisition in which SNMG is the purchaser of the Company.

Our subsidiaries include the following:

•       SNMG;

•       Global-American Investments Inc (“GAI”);

•       SE Global Equity Inc;

•       SE Global Capital Inc;

•       Sun Global Marketing Network Limited;

•       China Focus Channel Development (HK) Limited;

•       Sun New Media Holdings Limited;

•       Telefaith Holdings Limited;

•       Magzone Asia Pte Ltd;

•       Lifestyle Magazines Publishing Pte Ltd; and

•       China Sports Television Production Limited.

Note 2 — Summary of the Company’s significant accounting policies

Basis of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entities, VIEs for which the Company is the primary beneficiary. All significant intercompany accounts and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but which are less than majority owned and not otherwise controlled by the Company, are accounted for under the equity method. The Company has adopted FASB Interpretation No. 46R consolidation of Variable Interest Entities, FIN 46R, an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The Group has the following significant domestic Variable Interest Entities, or VIEs:

•                     Sun China Media (Beijing) Technology Co., Ltd. (“SCMBT”), a PRC company controlled through us by contract and is owned equally by Qiong Zhou and Yuling Li, each of whom are non-executive employees of the Company.

•                     Suizhou Focus Trading Development Co., Ltd. (“SFC”), a PRC company controlled by us by contract and is engaged in marketing, information and technology services to beverage and electronic device distributors. It is 60% owned by Qi Yang, one of our officers and directors and 25% and 15% owned by Bingwei Wu and Quanyi Mao, two employees of the Company respectively.

•                     Shanghai Shengji Technology Co., Ltd (“Shengji”), a PRC company controlled by us by contract, and is engaged in wireless mobile services. It is 40% owned by Hui Yan, 40% owned by Min Lin and 20% owned by Kezhou Luan, each employees of the Company.

•                     Sun China Media (Beijing) International Advertising Co. Ltd (“SCMIA”), a China company controlled by us by contract and is engaged in advertising business. It is 50% owned by Qiong Zhou, and 50% owned by Yuling Li, non-executive PRC employees of the Company.

The capital investment in these VIEs is funded by the Company and registered as interest-free loans to these PRC employees. As of March 31, 2006, the total amount of interest-free loans to the employee shareholders of the VIEs listed above was US$262,500. Under various contractual agreements, employee shareholders of the VIEs are required to transfer their ownership in these entities to our subsidiaries in China when permitted by PRC laws and regulations or to our designees at any time for the amount of outstanding loans, and all voting rights of the VIEs are assigned to us. We have the power to appoint all directors and senior management personnel of the VIEs. Through our wholly-owned subsidiaries in China, we have also entered into exclusive technical agreements and other service agreements with the VIEs, under which these subsidiaries provide technical services.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates.

Financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable and payable. The fair values of these financial instruments approximate their carrying values due to the short-term maturity of the instruments.

Business combinations

The Company accounts for its business combinations using the purchase method of accounting. This method requires that the acquisition cost to be allocated to the assets and liabilities the Company acquired based on their fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities, based on independent appraisal reports for material purchases as well as its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different. When considering whether an acquired assets group constitutes a business, the Company used the criteria defined by EITF 98-3 determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

Goodwill and intangible assets, net

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions of interests in its subsidiaries and VIEs. Under Statement of Financial Accounting Standards, FAS No. 142, goodwill and Other Intangible Assets, FAS 142, goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assesses goodwill for impairment periodically in accordance with SFAS 142.

The Company applies the criteria specified in SFAS No. 141, business Combinations to determine whether an intangible asset should be recognized separately from goodwill. Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the contractual-legal or reparability criterion. Per SFAS 142, intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, accounting for the Impairment or Disposal of Long-lived Assets. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that it might be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible asset to its future net undiscounted cash flows. If the intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset, calculated using a discounted future cash flow analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

Plant and equipment

Plant and equipment are stated at cost, net of depreciation. Depreciation is computed primarily on the straight-line method for financial reporting purposes over the following estimated useful lives:

Years
Furniture, fixtures and equipment	3 - 5
Motor vehicles	5

Impairment of marketable securities

Marketable securities are classified as trading securities and reported fair at fair value. The carrying amounts are reviewed at each balance sheet date to determine whether there is any indication of any impairment. Any unrealized gains or losses are included in the statement of operations.

Revenue recognition

Brokerage fees and commissions derived from securities transactions and related revenues and expenses are recorded on a trade date basis. Commission revenues are recorded on a settlement date basis. Transaction service revenue will be mainly attributed from the management fee income of China Focus Channel Development Ltd which we acquired on January 27, 2006. According to the supplemental agreement, the management fee agreement will be effective on April 1, 2006, therefore there was no management fee revenue recognized as of March 31, 2006. Information services business, a start-up operation, did not generate revenue during the period.

Loss per share

Basic loss per share includes no dilution and is computed by dividing loss available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted net loss per share reflects the potential dilution of securities that could share in the loss of the Company. Stock options and outstanding warrants have not been included in the diluted earnings per share calculation because their effect would be anti-dilutive. Therefore, basic and diluted earnings per share are the same.

Foreign currency translation

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation,” since the functional currency of the Company is U.S. Dollar, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the consolidated statement of operations.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Stock-based compensation

Effective January 1, 2006, the company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB No. 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. There were no unvested stock options at the beginning of this reporting period therefore no compensation expense was recognized in the period. No adjustments to prior periods have been made as a result of adopting SFAS No. 123(R).

As at September 30, 2005 the Company elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148. During the period from September 18, 2005 to September 30, 2005, no stock-based employee compensation arrangements have been effected and accordingly no disclosure of pro forma information is required. In accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Recently Issued Accounting Pronouncements

In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company for its first annual or interim period ended on or after December 15, 2005. The Company adopted SFAS 123R for the quarter ended December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, SFAS 154, which replaces APB Opinion No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Deferred Expenses

Payments made for future expenses were amortized over the life of service received.

NOTE 3 — BUSINESS ACQUISITIONS

Pursuant to FAS 141, paragraph 6, exchange transactions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

The Company is a recently formed business with a very short history of operating and stock performance. At the time of completion of following acquisitions, the Company’s common stock was traded on the Over-the-Counter Bulletin Board (OTCBB) with a high volatility in both volume and price. Therefore management determined that the fair value of the asset (or net assets) acquired is more clearly evident and thus, more reliably measurable when consideration is not in the form of cash.

Share Purchase Agreement between the Company and Sun Business Network Ltd.

On April 20, 2006, pursuant to the Sale and Purchase agreement (the “SBN Purchase Agreement”) dated November 21, 2005 between the Company and Sun Business Network Ltd. (“SBN”), the Company acquired exclusive perpetual online publishing rights to certain magazines, a group of property holdings in Beijing and 53,000,000 ordinary common shares of Asia Premium Television Group, Inc. The consideration paid by the Company for the acquisition will be satisfied through the issuance of 8,056,303 shares of the Company’s common stock. The terms of the SBN Purchase Agreement also provide that the Company will issue an additional 6,900,000 shares of its common stock if the audited net profits after tax of the online publishing business are at least US$2.415 million for the twelve months commencing January 1, 2006. In the event that the audited net profits after tax are less than the targeted amount, SBN shall either deliver to the Company the cash value of the shortfall, or forfeit its rights to receive the additional shares. At the time of entering into the agreement on November 21, 2005, our common stock was traded on OTCBB with limited liquidity and short term trading history, while Asia Premium Television Group. Inc. has been traded on the OTCBB, for a comparably longer time, therefore management determined to use the market value of the securities received the value of acquired assets to measure our consideration (the Company stock) paid.

Our largest shareholder, SMIH owns approximately 11.3% of Sun Business Network Ltd. (“SBN’’), and our Executive Chairman, Dr. Wu, is also the Chairman & Director of SBN. Our Director & CEO, Mr Ricky Ang owns 4.1% of SBN and is also the Executive Vice-Chairman & Managing Director of SBN.

Share Purchase Agreement between the Company and Lifestyle Magazines Publishing Pte Ltd (“Lifestyle Magazines”)

On March 31, 2006 we completed the acquisition of Lifestyle pursuant to a Sale and Purchase Agreement dated February 14, 2006 (the “Lifestyle Purchase Agreement”) by and between the Company and United Home Limited (“United Home”) and acquired a 100% controlling interest in Lifestyle Magazines.

The consideration paid by the Company for the acquisition was satisfied through the issuance of 978,406 shares of the Company’s common stock. Incorporated in Singapore, Lifestyle Magazines is one of Southeast Asia’s leading publishers of lifestyle and special interest magazines. It brings to the Company six popular magazine titles: New Man, Home Concepts, Space, Today’s Parents, Se Xiang Wei, and Pregnancy Guide.

At the time of entering into the agreement on February 14, 2006, our common stock was traded on OTCBB with limited liquidity and a comparative short trading history. The management believes the value of the acquired assets appraised by an independent appraiser will provide a more clearly evident and, thus, more reliable measurement for our non-cash consideration. Therefore the management determined to use the value of acquired assets to measure our consideration (the Company stock) paid. The Company used independent valuation report as a guidance to record this transaction.

The purchase price was allocated as follows:

Cash	$63,590
Current assets	683,702
Other assets	11,657
Current liabilities	(1,051,983)
Intangible assets	2,562,308
Purchase price	$2,269,274

Share Purchase Agreement between the Company and Magzone Asia Pte Ltd (“Magzone”)

The Company completed the acquisition of Magzone on March 10, 2006 for a consideration of issuance of the Company’s common stock and cash. The consideration paid by the Company for the acquisition was satisfied through US$399,998 and the issuance of 409,207 shares of the Company’s common stock.

At the time of entering into the agreement, our common stock was traded on OTCBB with limited liquidity and a comparative short trading history. The management believes the value of the acquired assets appraised by an independent appraiser will provide a more clearly evident and, thus, more reliable measurement for our non-cash consideration. Therefore the management determined to use the value of acquired assets to measure our consideration (the company stock) paid. The Company used independent valuation report as a guidance to record this transaction.

The purchase price was allocated as follows:

Cash	$112,407
Current assets	15,126
Other assets	4,852
Current liabilities	(116,622)
Goodwill on consolidation	96,683
Intangible assets	1,887,554
Purchase price	$2,000,000

Share Purchase Agreement between the Company and Telefaith Holdings Limited (“Telefaith”)

On March 2, 2006 we completed the acquisition of Telefaith Holdings Ltd. the parent company of Shengji Information Technology Ltd. in exchange for 853,333 shares of our Common Stock.

At the time of entering into the agreement, our common stock was traded on OTCBB with limited liquidity and a comparative short trading history. The management believes the value of the acquired assets apprised by an independent appraiser will provide a more clearly evident and, thus, more reliable measurement for our non-cash consideration. Therefore the management determined to use the value of acquired assets to measure our consideration (the company stock) paid. The Company used independent valuation report as a guidance to record this transaction.

The purchase price was allocated as follows:

Cash	$456
Current assets	6,194
Other assets	106,484
Current liabilities	(47,573)
Intangible assets	302,368
Purchase price	$367,929

Share Purchase Agreement between the Company and Sun New Media Holdings Limited (“SNMH”)

On February 15, 2006 we completed the acquisition of Sun New Media Holdings according to the terms of agreement with SNMH as originally announced on November 29, 2005. As a result of the acquisition, SNMD acquired an 85% equity interest in Sun 365 Multimedia Holdings Ltd, a Beijing based television and multimedia production-company; a 51% equity interest in Compass Multimedia Ltd. (HK), the creator and distributor of the Gogosun e-publishing platform and China’s first digital TV Guide and a 30% equity interest in Global Woman Multimedia Co. Ltd., a TV and new media company with various online and offline media assets centered on Ms. Yang Lan, one of China’s leading media personalities. The consideration for this acquisition was US $1.00.

Share Purchase Agreement between the Company and China Focus Channel Development Co. Ltd (“Focus”)

On January 27, 2006, we completed the acquisition of China Focus Channel Development Co. Ltd. (“Focus”), pursuant to a Sale and Purchase agreement (the “Focus Purchase Agreement”) dated November 22, 2005 with Yang Qi, Mao Quan Yi and Wu Bing Wei (collectively, the “Sellers”) in exchange for 14,900,000 shares of our common stock.

The terms of the Focus Purchase Agreement also provide that the Company will issue an additional 2,000,000 shares of its common stock to the Sellers, if:

a)                                      the audited net profit after tax (“PAT”) of Suizhou Focus Channel Development Limited (“SFC”), wholly owned subsidiary of Focus, is in excess of $4.5 million for the fiscal year ending December 31, 2006;

b)                                     the audited PAT of SFC is in excess of $5.0 million for the fiscal year ending December 31, 2007; and

c)                                      the audited PAT of SFC for the fiscal year ending December 31, 2008 is in excess of $5.5 million.

In the event that the audited PAT is less than the guaranteed amounts for each of the fiscal years, the Sellers shall either make-up the shortfall in cash, or forfeit their rights to receive the shares of the Company’s common stock.

Concurrently, on January 27, 2006, the Company entered into a supplemental agreement with the sellers to provide for a 90-day period for the transfer of the business and assets of Hubei Zhengyuan Trade Development Ltd. (“HZTD”), a PRC company, to SFC. On March 31, 2006, SFC and HZTD, entered into a management services agreement (the “New Agreement”) which will take effect from April 1, 2006. Under the terms of the New Agreement, HZTD will pay SFC and/ or its nominees a management fee equal to 12% of its total cash sales. In addition, the Sellers will guarantee SFC that the management fee payable to SFC arising from this New Agreement shall not be less than RMB4 million (approximately US$500,000) per month, and that the operating costs of SFC including staff costs shall not be more than RMB8 million (approximately US$1 million) per annum subject to an inflationary cost increase of no more than 10% per annum for the duration of the New Agreement.

Notwithstanding the above, the profit guarantees as provided by the Sellers as per the original Purchase Agreement remained unchanged.

In addition to the New Agreement, the Company and the Sellers have entered into a separate Supplemental Agreement (the “New Supplemental Agreement”) to the original Purchase Agreement to alter the following terms:

i)                                         the profit related shares shall be reduced to 700,000 shares per year from the original 2,000,000 shares per year for which the profit guarantees are met;

ii)                                      the Company shall pay the Sellers a cash component of RMB40 million (approximately US$5 million); and

iii)                                   the business and assets of HZTD shall remain with HZTD and will not be transferred to SFC as provided in the original Purchase Agreement.

In summary, assuming that profit guarantee for each of the three years are met, total consideration for the acquisition of Focus shall be 17 million shares of our common stock and cash of RMB40 million (approximately US$5 million) instead of 20.9 million shares.

The purchase price was allocated as follows:

Cash	$13
Current assets	—
Other assets	—
Current liabilities	—
Goodwill on consolidation	7,800,000
Intangible assets	25,000,000
Purchase price	$32,800,013

Share Purchase Agreement between SE Global and Sun Media

The Company intended to purchase the business assets of SNMG and pursuant to the Share Purchase Reverse Acquisition Agreement, the Company acquired 100% of the stock of SNMG in exchange for 50,000,000 shares of the Company’s common stock. The transaction resulted in the former shareholders of SNMG owning shares equaling 77.5% of the outstanding shares of Company common stock. The Company also issued 5,000,000 shares of common stock to 2 other parties as finders’ fees. The pre-share fair value of the issued shares referred to above was US$0.01108 at September 18, 2005.

The Combination was accounted for as a reverse acquisition under U.S. generally accepted accounting principles, with SNMG considered being the acquiring entity even though the Company survives and is the legal parent of SNMG. As a result of the reverse acquisition: (a) the historical financial statements of the Company for periods prior to the Combination are no longer the financial statements of the Company on a going forward basis, and therefore no longer presented; (b) based on the closing date of September 18, 2005, the consolidated financial statements for the fiscal period ended September 30, 2005 include 13 days (September 18 to September 30, 2005) of operating activity for SNMD and it subsidiaries (other than SNMG). As SNMG was incorporated on June 6, 2005, there are no comparative figures to be presented.

These pro forma adjustments reflect the allocation of the assets and liabilities of SNMD of the difference between the purchase consideration and the book value of SNMD.

SNMD’s book value is assumed to be its stockholders’ equity:

US$
Consideration:
Shares of SNMD common stock outstanding as of September 18, 2005	9,259,370
Fair value per share of SNM	0.01108
Fair value of SNMD common stock	102,614
Book value of SNMD prior to Combination
Stockholders’ equity at September 18, 2005	102,614
—

NOTE 4 — GOODWILL AND INTANGIBLE ASSETS

The following table summarizes goodwill from the Company’s acquisitions:

	As of	As of
	March 31, 2006	September 30, 2005
	US$’000	US$’000
Focus	7,800	—
	7,800	—

The following table summarizes intangible assets:

	As of	As of
	March 31, 2006	September 30, 2005
	US$’000	US$’000
Service agreements	25,000	—
Magazines mastheads	2,562	—
License	24,452	—
Technology	1,980	—
	53,994	—

The above intangible assets have original estimated useful lives as follow:

Service agreements	30 years
Technology	3 to 10 years

NOTE 5 — PLANT AND EQUIPMENT, NET

Plant and equipment is summarized as follows:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Cost
Motor vehicles	124,303	—
Leasehold building and improvement	1,401,397	—
Furniture, fixtures and equipments	982,650	7,419
	2,508,350	7,419
Accumulated depreciation	(302,814)	(1,865)
	2,205,536	5,554

NOTE 6 — Convertible Notes with Detachable Warrants and Stock Options

Convertible Notes

On December 31, 2005, when the market price of the Company’s stock was $4.09, the Company issued a $918,000 convertible note with detachable warrants to one accredited investor. The note is convertible into the Company’s common stock at $2.04 per share. On March 6, 2006, when the market price of the Company’s stock was $3.93, the Company issued a $1,898,000 convertible note with detachable warrants to the same accredited investor. The note is convertible into the Company’s common stock at $2.04 per share. Under the terms of the notes, the Company agreed to file a registration statement for the shares of common stock underlying the notes within 90 days of the closing date and use its reasonable best commercial efforts to cause the registration statement to be declared effective within 180 days of the closing date.

In accordance with the guidelines of APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants,” EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, “Application of issue No. 98-5 to Certain Convertible Instruments,” the Company has determined that each of the above notes was issued with a beneficial conversion feature. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the note and the fair value of the Company’s common stock into which the note was convertible, multiplied by the number of common shares into which the note was convertible, limited by the face amount of the note. The Company has treated the beneficial conversion features as a discount to the face amount of the notes and is amortizing them over the term of the respective notes. Upon conversion of all or a portion of the note, the proportionate share of unamortized discount has been charged to interest expense. As of March 31, 2006, $105,807 was charged to non-cash interest expenses.

Detachable Warrants

On December 31, 2005, and March 6, 2006 we issued warrants for the purchase of an aggregate of 11 million and 4 million shares of common stock to one accredited investor respectively. The exercise price of the warrants ranges from $2.04 to $4.8.

Stock Option Plan

2001 Stock Option Plan

Effective October 10, 2001,4 SE Global awarded a total of 2,150,000 non-qualified options at a price of $1.14 post stock split ($0.57 pre stock split) under the 2001 Plan to certain employees, officers, directors and consultants of SE Global and certain of its subsidiaries. Of these options, 940,000 were deemed to be a modification of options granted under the original Plan and as such are subject to variable accounting in accordance with the provisions of the Financial Accounting Standards Board Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion No. 25” (“FIN 44”). As at March 31, 2006, there were no stock options that were subject to variable accounting.

2004 Stock Option Plan

Effective January 22, 2004, the Company adopted the 2004 Stock Option Plan (the “2004 Plan”) allowing for the awarding of options to acquire shares of common stock.

The following table summarizes stock option activity since the completion of the business combination:

			Weighted Average
		Weighted	Remaining
	Number of	Average	Contractual Life
	options	Exercise Price	Years
		US$
Balance, September 18, 2005	977,000	0.382	2.15
Revere stock split adjustment	(488,500)	0.382	—
Balance, September 30, 2005	488,500	0.765	1.82
Exercise of stock options	(43,000)
Balance, March 31, 2006	445,500	0.741	0.82

2006 Stock Award

On March 31, 2006, the board awarded 1,044,600 shares of common stock to employees. The Company recorded $3,879,099 as stock based employee compensation in the statement of operations.

The Company also recorded an expense of $5,775,000 relating to the award of 1,500,000 shares of common stock to senior management as stock based compensation in the statement of operations.

NOTE 7 — INCOME TAXES

The Company is incorporated in the state of Minnesota, United States and has operations in the PRC and the United States of America. The Company has incurred net accumulated operating losses and current operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of March 31, 2006 and September 30, 2005.

The components of income before income taxes are as follows:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Loss subject to non-China operations	(12,914,275)	(95,941)
Loss subject to China operations	(231,901)	—
Loss before taxes	(13,146,176)	(95,941)
Income taxes subject to China operations	—	—
Effective tax rate for China operations	—	—

China

Pursuant to the PRC Income Tax Laws, the Company’s subsidiaries and VIEs are generally subject to Enterprise Income Taxes, EIT, at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of these subsidiaries and VIEs are qualified new technology enterprises and under PRC Income Tax Laws, they are subject to a preferential tax rate of 15%. In addition, some of the Company’s subsidiaries are Foreign Investment Enterprises and under PRC Income Tax Laws, they are entitled to either a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first operating year, or a two-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first profitable year. The VIEs are wholly owned by the Company’s employees and controlled by the Company through various contractual agreements. To the extent that these VIEs have undistributed after-tax net income, the Company has to pay taxes on behalf of its employees when dividends are distributed from these local entities in the future. The dividend tax rate is 20%.

The following table sets forth the significant components of the net deferred tax assets for China operation as of March 31, 2006 and September 30, 2005.

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Deferred tax assets:
Net operating loss carry forward	—	—
Allowance for doubtful accounts, accruals and other liabilities	27,280	—
Depreciation	—	—
Total deferred tax assets	27,820	—
Less: Valuation allowance	(27,820)	—
Deferred tax assets	—	—

A reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	As of	As of
	March 31, 2006	September 30, 2005
Federal Income Tax Rate	34.0%	34.0%
Effect of valuation allowance	(34.0%)	(34.0%)
Effective Income Tax Rate	—	—

A reconciliation of current income taxes at statutory rates with the reported taxes is as follows:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Income tax at statutory rates	(635,445)	(32,620)
Unrecognized benefits of non-capital losses	635,445	32,620
Total current income taxes	—	—

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities are as follows:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Future income tax assets (liabilities):
Operating losses available for future periods	1,067,509	32,620
Valuation allowance	(1,067,509)	(32,620)
Net future income tax asset (liability)	—	—

The Company has incurred operating losses of approximately $3,144,729, which, if unutilized, will expire through 2020. Management believes that the realization of the benefits from these deferred tax assets appears uncertain due to the Company’s limited operating history. Accordingly a full, deferred tax asset valuation allowance has been provided and no deferred tax asset benefit has been recorded.

NOTE 8 — OTHER RECEIVABLES, PREPAYMENTS AND DEPOSITS

Other receivables, prepayments and deposits are summarized as follow:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Other receivables	114,923	—
Staff advances	34,069	—
Deferred expenses	2,063	2,750
Rental deposits	9,111	12,945
Prepaid administrative expenses	306,230	9,164

	466,396	24,859

Deferred expense of $2,062 (2005: $2,750) represents a prepayment for management fees under a management agreement between the Company and Capital Alliance Group Inc. (“CAG”) which lasts for two years effective September 18, 2005. As part of the share purchase transaction between the Company and SNMG (the “Transaction”), the Company entered into a management agreement (“Management agreement”) with CAG, a minority shareholder of the Company. Under the Management agreement, CAG provides the Company with advisory services, which include general corporate, administrative, technical and management advisory services as is reasonably considered necessary or advisable by Company to achieve the goals and needs of the Company as determined by the policies and proceedings of management and the Board of Directors and the requirements of the Securities and Exchange Commission. The Company is required to issue 250,000 shares to CAG in return as consideration. The fair value of the Company’s Common Stock as of September 18, 2005 was US$0.01108.

NOTE 9 — AMOUNTS DUE FROM STOCKHOLDERS AMOUNT DUE FROM/ (TO) RELATED PARTIES

The amounts are non-trade, interest free and with no fixed terms of repayment.

Please refer to note 13 for related parties transactions during the period.

NOTE 10 — OTHER PAYABLES AND ACCRUALS

Other payables and accruals are summarized as follow:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
Other payables	126,835	8,326
Accrued operating expenses	6,726,887	30,200
Prepayment from customers	74,376	—
	6,928,098	38,526

Included in accrued operating expenses is an accrual of stock-based compensation payable to senior management of $5,775,000 (2005: Nil).

NOTE 11 — FACTORING LOAN

This relates to amount which has been obtained from a finance company under a factoring facility. Interest is charged at 1.5% per annum above the prevailing Singapore Inter-Bank offer rate. These loans are secured by a guarantee given by Sun Business Network Ltd, a related party and floating charge over accounts receivables amounting to $233,043.

NOTE 12 — COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office premises for its operations in PRC and United States under operating leases. Rental expenses under operating lease for the period ended March 31, 2006 was US$75,390 (2005: US$2,574).

Future minimum rental payments under non-cancelable operating leases are approximately as follows:

	As of	As of
	March 31, 2006	September 30, 2005
	US$	US$
2006	174,862	30,965
2007	61,979	29,161
	236,841	60,126

Contingencies

GAI is undergoing a review by the National Association of Security Dealers (NASD) for compliance with NASD Rules applicable to Order Audit Trial System (OATS). While a final determination has yet to be made, it is possible that GAI could be subject to disciplinary action which may entail a penalty.

NOTE 13 — RELATED PARTIES TRANSACTIONS

In October 2005, we issued 50 million shares of our common stock to SMIH in consideration for the outstanding shares of SNMG (the “Reverse Acquisition Transaction’’). Messrs. Bruno Wu and John Zongyang Li are all directors and officers of Sun Media Investment Holdings Limited (“SMIH’’) and were appointed directors and officers of the Company on close of the SNMG Transaction pursuant to the terms of that agreement. In conjunction with the Reverse Acquisition Transaction, Capital Alliance Group (“CAG”) sold to SMIH 500,000 shares of our common stock (pre stock split) for an aggregate purchase price of $450,000. In addition, CAG entered into a management agreement with us on close of the Reverse Acquisition Transaction and we issued 250,000 shares of our common stock to CAG as compensation for its performance under this management agreement.

Our largest shareholder, SMIH owns approximately 11.3% of Sun Business Network Ltd. (“SBN’’), and our Executive Chairman, Dr. Wu, is also the Chairman & Director of SBN. Our Director & CEO, Mr Ricky Ang owns 4.1% of SBN and is also the Executive Vice-Chairman & Managing Director of SBN. On November 21, 2005, we entered into two agreements with SBN. Pursuant to the first agreement, we would issue 1,156,303 shares of our common stock in exchange for a group of property holdings in Beijing and 53,000,000 common shares of Asia Premium Television Group, Inc. We will issue up to 13,800,000 shares of our common stock, 50% to be issued upon closing and the remaining 50% within 30 days of receipt of the audited accounts of the on-line publishing business purchased from SBN. SNMD also entered into a Shares Swap Agreement with SBN. Under the terms of the Shares Swap Agreement,

SBN will issue 150,000,000 SBN shares in exchange for 5,042,017 shares of our common stock.

On December 6, 2005, we entered into an agreement with SMIH which provides that we will issue 2,008,929 shares of our common stock in exchange for 75,000,000 ordinary shares of SBN. As a result of the transaction, we will acquire approximately 10.15% of the existing issued share capital of SBN. The closing of the transaction subject to certain closing conditions and is expected to close during the first quarter of 2006. We entered into a termination agreement with SMIH on March 31, 2006 with respect to this transaction.

On February 15, 2006, we acquired Sun New Media Holdings Ltd. (“SMH’’) from SMIH. We paid US$1.00 to SMIH in exchange for 100% of the outstanding shares of SMH. SMH has a 51% stake in Compass Multi-media Ltd, a 85% stake in Sun 365 Multi-Media Holdings Limited and a 30% stake in Global Woman Multimedia Co Limited.

NOTE 14 — OPERATING RISKS

Credit risk

The carrying amounts of accounts receivable and cash and bank balances represent the Company’s maximum exposure to credit risk. No other financial assets carry a significant exposure to credit risk.

The Company has no significant concentration of credit risk. Cash is placed with reputable financial institutions.

NOTE 15 — REPORT OF SEGMENT INFORMATION

                We determine our business segments based upon our management and internal reporting structure. Our reportable segments are online securities brokerage services segment, transactional services segment and information services segment.

                Information regarding our business segments is as follows:

	Period from	Period from
	October 1, 2005	June 6, 2005
	to March 31, 2006	to September 30, 2005
	US$	US$

Revenue
Online Brokerage	397,912	27,358
Transactional Service	—	—
Information Service	4,261	—
Gross profit
Online Brokerage	152,849	8,635
Transactional Service	—	—
Information Service	4,261	—
Depreciation and amortization
Online Brokerage	732	—
Transactional Service	—	—
Information Service	6,035	—

NOTE 16 — SUBSEQUENT EVENTS

•                     On June 14, 2006, the Company entered into a Sales & Purchase Agreement with Sun Media Investment Holdings Ltd. (“SMIH”) to acquire 100% of the outstanding shares of Credit Network 114 Limited (“Credit 114”). Credit 114 is incorporated in British Virgin Islands and is engaged in the business of data collection and management The Company also signed a supplementary agreement with SMIH to acquire            search engine technology and additional on-line business media content. The transaction is expected to take place over a 90 day period, over which time the Company will pay SMIH a total of US $2.5 million for 100 percent ownership of Credit 114 and the assets described above. The first of four equal payments of US $625,000 will be made within 10 days of signing the agreement, the second within 30 days of signing, the third within 60 days and the fourth within 90 days.

•                     On June 8, 2006, the Company entered into agreement with Mr. Ren Huiliang (the “Seller”) to purchase 100% of William Brand Administer Limited and its subsidiary William Textiles Limited, (collectively, “William Brand”). William Brand is a China-based producer and distributor of women’s luxury apparel. The consideration for the acquisition is to be satisfied in full through the issuance of 4,655,172 shares of the Company’s common stock. The Company will issue the shares to the Seller in four installments: the first installment of 1,163,793 shares will be issued within thirty days of the completion of the deal; the remaining shares will be issued in thirds at the end of each of the next three years, subject to William Brand’s attainment of revenue and profit guarantees in each year. William Brand must achieve a minimum of US $15 million of revenue in year one, US $17.5 million in year two, and US $20 million in year three. William Brand must also generate minimum after-tax profits of US $3 million, US $3.5 million, and US $4 million in years one, two and three, respectively.

•                     On May 23, 2006, the Company signed a strategic cooperative and sales purchase agreement (the “CEAC Agreement”) with China Electronic Appliances Corporation (“CEAC”), a subsidiary of the China Electronics Corporation (“CEC”), and two individuals, Mr. Yong Li and Mr. Mianchun Wang, management designees from CEAC. The CEAC Agreement provides that the Registrant and its subsidiary Focus shall purchase a 49% stake in Beijing Trans Global Logistics (“BTGL”) and its subsidiary from Messrs. Wang and Li and a 31% stake in BTGL from CEAC. As a result, the Company will effectively own 80% of shares of BTGL and will effectively own 64% of the shares in Beijing CEAC Trans Global Logistics. The consideration for the acquisition is to be satisfied by the Company with 9,000,000 RMB in cash and 6.71 million RMB in 139,792 shares of the Company’s common stock. As part of the transaction, CEAC and Mr. Yong Li and Mr. Mianchun Wang have provided a revenue and profit guarantee to the Company. Assuming BTGL and its subsidiary meet this guarantee in each of the three years following the signing of the agreement, the sellers will receive an additional 139,792 shares of the Company’s common stock per year. Assuming management meets all performance targets, a maximum aggregate of 559,168 shares may be issued in this transaction.

•                     On April 20, 2006, the Company entered into an agreement (the “ASTV Purchase Agreement”) with SMIH. The ASTV Purchase Agreement provides that the Company will purchase various assets, including real estate, automobiles, office equipment, and program rights, as well as SMIH’s 48,629,331 shares in Asia Premium Television Group (OTCBB: ASTV, “ASTV”) to be satisfied by the issuance of 860,647 shares of Company common stock.

•                     On April 20, 2006, pursuant to the Sale and Purchase Agreement (the “GAI Purchase Agreement”) dated April 20, 2006 by and among the Company and Kingston Capital Group Limited (“Kingston”), the Company sold 100% of the issued and outstanding shares of Global American Investments Inc. to Kingston in exchange for US$40,000. Kingston is unrelated to the Company and the transaction was negotiated at arm’s length.

Note 17 — Restatement

Subsequent to the filing of the 10KSB, we found that the amortization of note discount was overstated and warrant valuation discount should not be recorded. The consolidated balance sheet and consolidated statement of operations were adjusted accordingly and the impact is a decrease in net loss by $2,680,687, a decrease in liabilities by $177,582 and a decrease in additional paid-in capital by $2,503,105.

PART I

Item 1. Financial Statements

The unaudited financial statements of the Company for the three months ended June 30, 2006 and December 31, 2005, follow. Information is presented for the quarter ended December 31, 2005 as the Company had not commenced operations as of the prior year period and the quarter ended December 31, 2005 represented the first quarter of the Company’s last fiscal year before it changed the date of its fiscal year end to March 31. The financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.

Sun New Media, Inc.
Condensed Consolidated Financial Statements
June 30, 2006

(Unaudited)

(Expressed In United States Dollars)

Condensed Consolidated Balance Sheets	78
Condensed Consolidated Statement of Operations	79
Condensed Consolidated Statement of Cash Flows	80
Notes to Condensed Consolidated Financial Statements	81

SUN NEW MEDIA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of June 30, 2006 and March 31, 2006

		(Unaudited)	(Audited)
	Note	June 30, 2006	March 31, 2006
		US$’000	US$’000
ASSETS
Current Assets
Cash and bank balances		4,959	1,374
Accounts receivables, net of provision for doubtful debts $67,683 (March 31, 2006: $72,046)		8,715	416
Other receivables, prepayments and deposits	5	3,686	466
Inventories		101	85
Marketable securities		19,089	8,140
Amounts due from stockholders	6	71	292
Amounts due from related parties	6	1,237	893
Total current assets		37,858	11,666
Investment in affiliate		382	25
Goodwill and intangible assets	3	60,222	61,795
Plant and equipment	4	2,215	2,205
Clearing broker deposit		—	37
Total Assets		100,677	75,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable		731	987
Other payables and accruals	7	7,288	6,928
Amounts due to related parties	6	528	489
Factoring loan	8	179	233
Income taxes payable		12	—
Total current liabilities		8,738	8,637

Minority interest		446	(102)
Convertible notes	9	—	2,816
Discount on convertible notes	9	—	(2,570)
Commitments and Contingencies	10

STOCKHOLDERS’ EQUITY
Common stock; authorized 750,000,000 shares, US$0.01 par value		—
Preference stock, authorized 250,000,000 shares, US$0.01 par value		—
103,789,630/ 84,055,510 shares of common stock issued and outstanding, US$0.01 par value		1,038	841
Nil/ 14,537,253 shares of common stock reserved to be issued, US$0.01 par value		—	145
Additional paid in capital		90,808	79,439
Accumulated other comprehensive (loss) income:
Unrealized loss on marketable securities		(1,002)	—
Foreign currency translation adjustments		(2)	2
Retained earnings/ (Deficit)		651	(13,480)
Total stockholders’ equity		91,493	66,947
Total liabilities and stockholder’s equity		100,677	75,728

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the three months June 30, 2006 and December 31, 2005

	Note	Three months ended June 30, 2006	Three months ended December 31, 2005(1)
		US$’000	US$’000
REVENUES		8,819	—
Costs of revenue		228	—

GROSS PROFIT		8,591	—

OPERATING EXPENSES
General and administrative		1,577	171
Marketing and sales		35	—
Depreciation and amortization		510	—
Consulting and professional fees		494	180
Total operating expenses		2,616	351

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS		5,975	(351)
Loss from discontinued operations		(43)	(11)
Interest expense		(5)	—
Interest expense, BCF		(2,570)	—
Interest income		23	—
Other income		10,871	—
Share of profits from affiliate		356	—

INCOME (LOSS) BEFORE INCOME TAX EXPENSE AND MINORITY INTERESTS		14,607	(362)
Income tax expenses	4	(12)	—
INCOME (LOSS) AFTER INCOME TAX EXPENSE AND BEFORE MINORITY INTERESTS		14,595	(362)
Minority interests		(446)	—
INCOME (LOSS) AFTER INCOME TAX EXPENSE AND MINORITY INTERESTS		14,149	(362)
Other comprehensive loss — Currency translation adjustment		(18)	—
NET INCOME (LOSS)		14,131	(362)

EARNINGS (LOSS) PER SHARE
Weighted average number of shares outstanding
Basic		98,488,837	64,518,537
Net earnings (loss) per share of common stock		0.14	(0.01)

Diluted		102,496,663	64,518,537
Net earnings (loss) per share of common stock		0.14	(0.01)

(1)            Information is presented for the quarter ended December 31, 2005 as the Company had not commenced operations as of the prior year period and the quarter ended December 31, 2005 represented the first quarter of the Company’s last fiscal year before it changed the date of its fiscal year end to March 31.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
For the three months ended June 30, 2006 and December 31, 2005

	Three Months	Three Months ended
	ended June 30, 2006	December 31, 2005(1)
	US$’000	US$’000
Cash flows from operating activities
Net income (loss) for the period before income taxes and minority interests	14,589	(362)
Adjustments to reconcile net income (loss) to net cash used in operating activities;
Depreciation and amortization	510	—
Share of profits from affiliate	(356)	—
Gain on disposal of assets	(10,743)	—
Gain on disposal of subsidiary companies	(74)	—
Consultancy services	75	—
Interest expense — BCF	2,570	—
Changes in operating assets and liabilities:
Accounts receivable	(8,335)	(51)
Other debtor, deposits and prepayments	(3,039)	(354)
Inventories	(16)	—
Amounts due from related parties	(344)	(3)
Amounts due from stockholders	221	257
Accounts payable	22	23
Other payables and accruals	558	376
Amounts due to related parties	39	1
Net cash used in operating activities	(4,323)	(112)

Cash flows from investing activities
Proceeds from sale of fixed assets	75	—
Purchase of fixed assets	(221)	(2)
Cash acquired in business combination, net	11	—
Disposal of subsidiary companies, net	23	—
Net cash used in investing activities	(112)	(2)

Cash flows from financing activities
Issuance of common stock	8,955	123
Proceeds from convertible note	—	918
Expenses incurred on issuance of common stocks	(875)	—
Repayment of factoring loans	(54)	—
Net cash provided by financing activities	8,026	1,041

Net effect of exchange rate changes on consolidating subsidiaries	(6)	—
Net increase in cash and cash equivalents	3,585	927
Cash and cash equivalents, beginning of the period	1,374	202
Cash and cash equivalents, end of the period	4,959	1,129

(1)            Information is presented for the quarter ended December 31, 2005 as the Company had not commenced operations as of the prior year period and the quarter ended December 31, 2005 represented the first quarter of the Company’s last fiscal year before it changed the date of its fiscal year end to March 31.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the three months ended June 30, 2006

1. NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sun New Media’s principal business activities are (i) provision of business-to-business interactive marketing and information services; and (ii) provision of e-solutions and online platform to better manage distribution networks by industry, and provision of turnkey management solutions as integral parts of our transactional services.

Our activities are based predominantly in People’s Republic of China (“PRC”).

Sun New Media Inc, a Minnesota corporation, and each of its subsidiaries are collectively referred to herein as the “Company” or “SNMD”.

Our principal operating subsidiaries include the following:

•       Sun New Media Group Limited;

•       Sun Global Marketing Network Limited;

•       China Focus Channel Development (HK) Limited;

•       Sun New Media Holdings Limited; and

•       Lifestyle Magazines Publishing Pte Ltd.

2. SUMMARY OF THE COMPANY’S SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entities, or VIEs for which the Company is the primary beneficiary. All significant inter-company accounts and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but which are less than majority owned and not otherwise controlled by the Company, are accounted for under the equity method. The Company has adopted FASB Interpretation No. 46R consolidation of Variable Interest Entities, FIN 46R, an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

We have the following significant domestic VIEs:

•                     Sun China Media (Beijing) Technology Co., Ltd., a PRC company controlled through us by contract and is owned equally by Qiong Zhou and Jacob Di, both of whom are non-executive employees of the Company.

•                     Suizhou Focus Trading Development Co., Ltd., a PRC company controlled by us by contract and is engaged in marketing, information and technology services to beverage and electronic device distributors. It is 60% owned by Qi Yang, one of our officers and directors and 25% and 15% owned by Bingwei Wu and Quanyi Mao respectively, two non-executive employees of the Company.

•                     Shanghai Shengji Technology Co., Ltd, a PRC company controlled by us by contract, and is engaged in wireless mobile services. It is 40% owned by Hui Yan, 40% owned by Min Lin and 20% owned by Kezhou Luan, each a non-executive employee of the Company.

•                     Sun China Media (Beijing) International Advertising Co. Ltd, a China company controlled by us by contract which is engaged in the advertising business. It is 70% owned by Qiong Zhou, and 30% owned by Guosheng Wang, both of whom are non-executive employees of the Company.

•                     Dragon List Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business. It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                     Sun Trade Media (Beijing) Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business. It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

The capital investment in these VIEs is funded by the Company and registered as interest-free loans to these PRC employees. As of June 30, 2006, the total amount of interest-free loans to the employee shareholders of the VIEs listed above was US$2,363,000. Under various contractual agreements, employee shareholders of the VIEs are required to transfer their ownership in these entities to our subsidiaries in China when permitted by PRC laws and regulations or to our designees at any time for the amount of outstanding loans, and all voting rights of the VIEs are assigned to us. We have the power to appoint all directors and senior management personnel of the VIEs. Through our wholly-owned subsidiaries in China, we have also entered into exclusive technical agreements and other service agreements with the VIEs, under which these subsidiaries provide technical services.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates.

Financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable and payable. The fair values of these financial instruments approximate their carrying values due to the short-term maturity of the instruments.

Business combinations

The Company accounts for its business combinations using the purchase method of accounting. This method requires that the acquisition cost to be allocated to the assets and liabilities the Company acquired based on their fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities, based on independent appraisal reports for material purchases as well as its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different. When considering whether an acquired assets group constitutes a business, the Company used the criteria defined by EITF 98-3 determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

Goodwill and intangible assets, net

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions of interests in its subsidiaries and VIEs. Under Statement of Financial Accounting Standards, FAS No. 142, Goodwill and Other Intangible Assets, FAS 142, goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assesses goodwill for impairment periodically in accordance with SFAS 142.

The Company applies the criteria specified in SFAS No. 141, Business Combinations to determine whether an intangible asset should be recognized separately from goodwill. Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the contractual-legal or reparability criterion. Per SFAS 142, intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, accounting for the Impairment or Disposal of Long-lived Assets. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that it might be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible asset to its future net undiscounted cash flows. If the intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset, calculated using a discounted future cash flow analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

Plant and equipment

Plant and equipment are stated at cost, net of depreciation. Depreciation is computed primarily on the straight-line method for financial reporting purposes over the following estimated useful lives:

Years
Furniture, fixtures and equipment	3 - 5
Motor vehicles	5
Leasehold buildings and improvements	5 - 30

Revenue recognition

We earn revenue from provision of marketing, information and transactional services and sales of channel management software. The Company recognizes revenues from transaction and information services in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” when all of the following conditions exist: persuasive evidence of an arrangement exists in the form of an accepted purchase order; delivery has occurred, based on shipping terms, or services have been rendered; the Company’s price to the buyer is fixed or determinable, as documented on the accepted purchase order; and collectibility is reasonably assured.

The Company accounts for software sales in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (“VSOE”) of fair value exists for those elements. Customers receive certain elements of our products over a period of time. Judgment is also required to assess whether future releases represent new products or upgrades and enhancements to existing products.

Cost of revenues

Cost of revenues includes the cost of product, salary and other related costs for our management services and technical support staff, as well as third-party contractor expenses. Additionally cost of revenues includes fees for hosting facilities, bandwidth costs, and equipment and related depreciation costs. Cost of revenues will vary significantly from period to period depending on whether we will take title of the product and the level of management services provided.

Earnings (loss) per share

Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted net earnings (loss) per share reflects the potential dilution of securities that could share in income (loss) of the Company.

Foreign currency transactions

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”, since the functional currency of the Company is Renminbi, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the consolidated statement of operations.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Stock-based compensation

Effective January 1, 2006, the company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. There were no unvested stock options at the beginning of this reporting period therefore no compensation expense was recognized in the period. No adjustments to prior periods have been made as a result of adopting SFAS No. 123(R).

As at September 30, 2005 the Company elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148. During the period from September 18, 2005 to September 30, 2005, no stock-based employee compensation arrangements have been effected and accordingly no disclosure of pro forma information is required. In accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements. The cost will be measured based on the estimate fair value of the equity or liability instruments issued. SFAS 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Also, in December 2004, the FASB issued SFAS 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions”. The amendments made by SFAS No. 153 are based on the principle that the exchange of non-monetary assets should be measured using the estimated fair market value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for non-monetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of non-monetary assets do not have commercial substance. A non-monetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction. This pronouncement is effective for monetary exchanges in fiscal periods beginning after June 15, 2005. Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”. FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. Management believes the adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”. This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable. SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle. SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error. SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005. Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

The adoption of EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” in the first quarter of 2005 did not have a material impact on the Company’s results of operations and financial condition.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123R. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

Deferred Expenses

Payments made for future expenses were amortized over the life of service received.

Marketable securities

The Company accounts for investments in marketable securities under Statement of Financial Accounting Standards (SFAS) No. 115,  Accounting for Certain Investments in Debt and Equity Securities.  Marketable equity securities are held as available for sale and are reported at fair value any unrealized gains and losses are included in accumulated other comprehensive income or loss within stockholders’ equity. The treatment of a decline in the fair value of an individual security is based on whether the decline is other-than-temporary. Significant judgment is required to assess whether the impairment is other-than-temporary, particularly for marketable equity securities that provide limited public information. Our judgment of whether impairment is other-than-temporary is based on an assessment of factors including our ability and intent to hold the individual security, severity of the impairment, expected duration of the impairment and forecasted recovery of fair value. Changes in the estimates and assumptions could affect our judgment of whether an identified impairment should be recorded as an unrealized loss in the equity section of our consolidated balance sheets or as a realized loss in the consolidated statements of operations.

3.   GOODWILL AND INTANGIBLE ASSETS

The following table summarizes goodwill from the Company’s acquisitions:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
Focus	7,800	7,800
Less: Accumulated amortization	(65)	—
	7,735	7,800

The following table summarizes intangible assets:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
Service agreements	25,000	25,000
Magazines mastheads	2,562	2,562
License	23,245	24,452
Technology	1,980	1,981
	52,787	53,995
Less: Accumulated amortization	(300)	—
	52,487	53,995

The above intangible assets have original estimated useful lives as follow:

Service agreements	30 years
Technology	2 to 10 years

Please refer to the Company’s Annual Report on Form 10-KSB filed with the U.S. Securities and Exchange Commission on June 30, 2006, for more details on goodwill and intangible assets.

4.   PLANT AND EQUIPMENT, NET

Plant and equipment is summarized as follows:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
Cost
Motor vehicles	—	124
Leasehold building and improvement	1,506	1,401
Furniture, fixtures and equipments	1,163	983
	2,669	2,508
Accumulated depreciation	(454)	(303)
	2,215	2,205

5.   OTHER RECEIVABLES, PREPAYMENTS AND DEPOSITS

Other receivables, prepayments and deposits are summarized as follow:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
Other receivables	783	115
Staff advances	12	34
Deferred expenses	2	2
Rental deposits	9	9
Prepaid administrative expenses	505	306
Prepaid consideration for acquisitions	2,375	—
	3,686	466

Deferred expense represents a prepayment for management fees under a management agreement between the Company and Capital Alliance Group Inc. (“CAG”) which lasts for two years effective September 18, 2005. As part of the reverse acquisition transaction pursuant to which Sun Media Investment Holdings Limited acquired a controlling interest in the Company (the “Transaction”), the Company entered into a management agreement (“Management Agreement”) with CAG, a minority shareholder of the Company. Under the Management Agreement, CAG provides the Company with advisory services, which include general corporate, administrative, technical and management advisory services as is reasonably considered necessary or advisable by Company to achieve the goals and needs of the Company as determined by the policies and proceedings of management and the Board of Directors and the requirements of the Securities and Exchange Commission. The Company is required to issue 250,000 shares to CAG in return as consideration. The fair value of the Company’s Common Stock as of September 18, 2005 was US$0.01108.

Prepaid consideration for acquisitions represents prepayments for the acquisition of Credit Network 114 Limited and Beijing Trans Global Logistics and Beijing CEAC Trans Global Logistics.

6.   AMOUNTS DUE FROM/ (TO) STOCKHOLDERS/ RELATED PARTIES

The amounts are non-trade, interest free and with no fixed terms of repayment.

7.   OTHER PAYABLES AND ACCRUALS

Other payables and accruals are summarized as follow:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
Other payables	968	127
Accrued operating expenses	6,261	6,727
Prepayment from customers	59	74
	7,288	6,928

Included in accrued operating expenses is an accrual of stock-based compensation payable to senior management of $5,775,000 (Mar 2006: $5,775,000).

8.   FACTORING LOAN

This relates to amount which has been obtained from a finance company under a factoring facility. Interest is charged at 1.5% per annum above the prevailing Singapore Inter-Bank offer rate. These loans are secured by a guarantee given by Sun Business Network Ltd, a related party and floating charge over accounts receivables amounting to $179,000 (Mar 2006: $233,000).

9.   CONVERTIBLE NOTES WITH DETACHABLE WARRANTS AND STOCK

Convertible Notes With Detachable Warrants

On December 31, 2005, when the per share market price of the Company’s stock was $4.09, the Company issued a $918,000 convertible note with detachable warrants to one accredited investor. The note is convertible into the Company’s common stock at the rate of $2.04 per share. On March 6, 2006, when the market price of the Company’s stock was $3.93, the Company issued a $1,898,000 convertible note with detachable warrants to the same accredited investor. The note with detachable warrants is convertible into the Company’s common stock at the rate of $2.04 per share. Under the terms of the notes, the Company agreed to undertake certain obligations to file and maintain effective a registration statement for shares of the common stock underlying the notes.

In accordance with the guidelines of APB No. 14, “Accounting for Convertible Debt and Debt issue with Stock Purchase Warrants,” EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Company has determined that each of the above notes was issued with a beneficial conversion feature. The intrinsic value was calculated at the date of issue as the difference between the conversion price of the note and the fair value of the Company’s common stock into which the noted was convertible, multiplied by the number of common shares into which the note was convertible, limited by the face amount of the note. The Company has treated the beneficial conversion features as a discount to the face amount of the notes and is amortizing them over the term of the respective notes. Upon conversion of all or a portion of the note, the proportionate share of unamortized discount has been charged to interest expense. During the financial period, the convertible note was fully converted to 1,380,392 shares of common stock and $2.57 million was charged to non-cash interest expenses.

Detachable Warrants

On December 31, 2005, and March 6, 2006 we issued warrants for the purchase of an aggregate of 11 million and 4 million shares respectively, of common stock to one accredited investor. The exercise price of the warrants ranges from $2.04 to $4.80.

Stock Option Plan

2001 Stock Option Plan

Effective October 10, 2001, SE Global awarded non-qualified options to purchase an aggregate of 2,150,000 of its shares at a per share price of $1.14 post reverse stock split ($0.57 pre stock split) under the 2001 Plan to certain employees, officers, directors and consultants of SE Global and certain of its subsidiaries. Of these options granted, options to purchase an aggregate of 940,000 shares were deemed to be a modification of options granted under the original Plan and as such are subject to variable accounting in accordance with the provisions of the Financial Accounting Standards Board Interpretation No.44, “Accounting for Certain Transactions Involving Stock Compensation — An Interpretation of APB Opinion No. 25” (“FIN 44”). As at June 30, 2006, there were no stock options outstanding that were subject to variable accounting.

2004 Stock Option Plan

Effective January 22, 2004, the Company adopted the 2004 Stock Option Plan (the “2004 Plan”) allowing for the awarding of options to acquire shares of common stock.

The following table summarizes stock option activity since the completion of the business combination:

		Weighted Average	Weighted Average
		Exercise	Remaining
	Number of	Price	Contractual Life
	options	US$	Years
Balance, September 30, 2005	488,500	0.765	1.82
Exercise of stock options	(43,000)
Balance, March 31, 2006	445,500	0.741	0.82
Exercise of stock options	(204,000)
Balance, June 30, 2006	241,500	0.788	0

2006 Stock Award

On March 31, 2006, the board awarded 1,044,600 shares of common stock to employees. The Company recorded $3,879,099 as stock based employee compensation in the statement of operations.

For the financial period ended March 31, 2006, the Company also recorded an expense of $5,775,000 relating to the award of 1,500,000 shares of common stock to senior management as stock based compensation in the statement of operations.

2006 Stock option plan

In April 2006, the 2006 Stock Option Plan (the 2006 Plan) was approved by the Company’s Board of Directors. The purpose of the 2006 Plan is to reward employees, officers and directors and consultants and advisors to the Company who are expected to contribute to the growth and success of the Company. The 2006 Plan provides for the award of options to purchase shares of the Company’s common stock. Stock options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options. For the period ended June 30, 2006, no stock options were granted to any independent board director.

10. COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office premises for its operations in PRC and United States under operating leases. Rental expenses under operating lease for the period ended June 30, 2006 was US$129,989 (Period ended December 31, 2005: US$10,317).

Future minimum rental payments under non-cancelable operating leases are approximately as follows:

	As of	As of
	June 30, 2006	March 31, 2006
	US$’000	US$’000
2006	232	175
2007	31	62
	263	237

11.   REPORT OF SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are transactional services segment, marketing & information services segment, HQ & investments segment and online brokerage segment (discontinued operations). The Company does not allocate any operating costs or assets to its transactional services, marketing & information services, HQ & investments and online brokerage segments as management does not use this information to measure the performance of these operating segments. Management does not believe that allocating these expenses or assets is necessary in evaluating these segments’ performance.

Information regarding our business segments is as follows:

	Period from	Period from
	April 1, 2006 to	October 1, 2005 to
	June 30, 2006	December 31, 2005
	US$’000	US$’000
Revenue
Transactional Services	8,372	—
Marketing & Information Services	447	—
HQ & investments	—	—
Online Brokerage (Discontinued operations)	—	182
Gross profit
Transactional Service	8,372	—
Marketing & Information Services	219	—
HQ & investments	—	—
Online Brokerage (Discontinued operations)	—	90
Depreciation and amortization
Transactional Service	—	—
Marketing & Information Service	8	—
HQ & investments	502	—
Online Brokerage (Discontinued operations)	—	—

Item 1. Financial Statements

The unaudited financial statements of the Company for the six and three months ended September 30, 2006 and period from June 6, 2005 to September 30, 2005 and three months ended September 30, 2005, follow.  The financial statements reflect all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.

Sun New Media, Inc.

Condensed Consolidated Financial Statements

September 30, 2006

(Unaudited)

(Expressed In United States Dollars)

Condensed Consolidated Balance Sheets

Condensed Consolidated Statement of Operations

Condensed Consolidated Statement of Cash Flows

Notes to Condensed Consolidated Financial Statements

SUN NEW MEDIA INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2006 and March 31, 2006

	(Unaudited)	(Audited)
	September 30, 2006	March 31, 2006
	US$’000	US$’000
ASSETS
Current Assets
Cash and bank balances	3,610	1,374
Accounts receivables, net of provision for doubtful debts $65,982 (Mar 31, 2006: $72,046)	10,515	416
Other receivables, prepayments and deposits	3,290	466
Inventories	845	85
Marketable securities	23,684	8,140
Amounts due from stockholders	426	292
Amounts due from related parties	662	893
Total current assets	43,032	11,666
Investment in affiliate	326	25
Goodwill and intangible assets	66,913	61,795
Plant and equipment	5,486	2,205
Clearing broker deposit	—	37
Total Assets	115,757	75,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	1,862	987
Other payables and accruals	3,449	6,928
Amounts due to related parties	28	489
Factoring loan	176	233
Income taxes payable	184	—
Total current liabilities	5,699	8,637

Minority interest	444	(102)
Convertible notes	—	2,816
Discount on warrants	—	(2,570)
Commitments and Contingencies (Note 14)

STOCKHOLDERS’ EQUITY
Common stock; authorized 750,000,000 shares, US$0.01 par value
Preference stock, authorized 250,000,000 shares, US$0.01 par value
104,900,628/ 84,055,510 shares of common stock issued and outstanding, US$0.01 par value	1,049	841
1,183,793/ 14,537,253 shares of common stock reserved to be issued, US$0.01 par value	12	145
Additional paid in capital	105,059	79,439
Accumulated other comprehensive (loss) income:
Unrealized loss on marketable securities	(1,253)	—
Foreign currency translation adjustments	(25)	2
Retained earnings/ (Deficit)	4,772	(13,480)
Total stockholders’ equity	109,614	66,947
Total liabilities and stockholder’s equity	115,757	75,728

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005 (1)
	US$’000	US$’000	US$’000	US$’000

Revenues	6,167	27	14,986	27
Costs of revenue	2,383	19	2,611	19

Gross Profit	3,784	8	12,375	8

Operating Expenses
General and administrative	1,808	17	3,385	17
Marketing and sales	75	—	110	—
Depreciation and amortization	805	—	1,315	—
Stock-based compensation	1,965	—	1,965	—
Repurchase of stock grant *	(5,775)	—	(5,775)	—
Consulting and professional fees	511	32	1,005	32
Finders’ fee	—	55	—	55
Total operating expenses	(611)	104	2,005	104

Operating income (loss) from continuing operations	4,395	(96)	10,370	(96)
Loss from discontinued operations	—	—	(43)	—
Interest expense	(81)	—	(86)	—
Amortization of discount on notes	—	—	(2,570)	—
Interest income	2	—	25	—
Other income	32	—	10,903	—
Share of (losses) profits from affiliate	(55)	—	301	—

Income (loss) before income tax expense and minority interests	4,293	(96)	18,900	(96)
Income tax expenses	(171)	—	(183)	—
Income (loss) after income tax expense and before minority interests	4,122	(96)	18,717	(96)
Minority interests	—	—	(446)	—
Income (loss) after income tax expense and minority interests	4,122	(96)	18,271	(96)
Other comprehensive loss — Currency translation adjustment	(1)	—	(19)	—
Net income (loss)	4,121	(96)	18,252	(96)

Basic net income (loss) per share	0.04	(0.01)	0.18	(0.01)
Shares used in computing basic income per share (‘000)	104,170	15,398	102,922	15,398

Diluted net income (loss) per share	0.04	(0.01)	0.20	(0.01)
Shares used in computing diluted income per share (‘000)	105,533	15,398	105,807	15,398

*                 During the three months ended September 30, 2006, there was a repurchase of stock grant at no consideration which resulted in a gain of $5.8 million relating to 1.5 million performance shares that were granted and accrued for during the fiscal period ended March 31, 2006.

(1)         Information is presented for the period from June 6, 2005 (date of commencement of operations) to September 30, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six months ended September 30,
	2006	2005 (1)
	US$’000	US$’000
Cash flows from operating activities
Net income (loss) for the period before income taxes and minority interests	18,900	(96)
Adjustments to reconcile net income (loss) to net cash used in operating activities;
Depreciation and amortization	1,315	—
Share of profits from affiliate	(301)	—
Gain on disposal of assets	(10,743)	—
Gain on disposal of subsidiary companies	(74)	—
Consultancy services	150	—
Stock-based compensation	1,965	—
Repurchase of stock grant *	(5,775)
Finders’ fee	(1,600)	55
Amortization of discount on notes	2,570	—
Changes in operating assets and liabilities:
Accounts receivable	(7,440)	—
Other debtor, deposits and prepayments	(2,347)	—
Inventories	(246)	—
Amounts due from related parties	230	—
Amounts due from stockholders	(134)	(97)
Accounts payable	41	2
Other payables and accruals	1,560	38
Amounts due to related parties	(461)	—
Net cash used in operating activities	(2,390)	(98)

Cash flows from investing activities
Proceeds from sale of plant and equipment	467	—
Purchase of plant and equipment	(2,128)	—
Cash (used in) acquired in business combination, net	(1,850)	50
Disposal of subsidiary companies, net	23	—
Net cash used in investing activities	(3,488)	50

Cash flows from financing activities
Issuance of common stock	9,079	250
Expenses incurred on issuance of common stocks	(875)	—
Repayment of factoring loans	(57)	—
Net cash provided by financing activities	8,147	250

Net effect of exchange rate changes on consolidating subsidiaries	(33)	—
Net increase in cash and cash equivalents	2,236	202
Cash and cash equivalents, beginning of the period	1,374	—
Cash and cash equivalents, end of the period	3,610	202

*                 During the three months ended September 30, 2006, there was a repurchase of stock grant at no consideration which resulted in gain of $5.8 million relating to 1.5 million performance shares that were granted and accrued for during the fiscal period ended March 31, 2006.

(1)          Information is presented for the period from June 6, 2005 (date of commencement of operations) to September 30, 2005.

The accompanying notes are an integral part of these consolidated financial statements.

SUN NEW MEDIA INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.                                      NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Sun New Media’s principal business activities are (i) provision of business-to-business interactive marketing and information services; and (ii) provision of e-solutions and online platform to better manage distribution networks by industry, and provision of turnkey management solutions as integral parts of our transactional services.

Our activities are based predominantly in People’s Republic of China (“PRC”).

Sun New Media Inc, a Minnesota corporation, and each of its subsidiaries are collectively referred to herein as the “Company” or “SNMD”.

Our principal operating subsidiaries include the following:

•                              Sun New Media Group Limited;

•                              Sun Global Marketing Network Limited;

•                              China Focus Channel Development (HK) Limited;

•                              China Tradex Limited;

•                              Sun New Media Holdings Limited;

•                              William Brand Administer Limited;and

•                              Lifestyle Magazines Publishing Pte Ltd.

2.                                      SUMMARY OF THE COMPANY’S SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation and Presentation

The consolidated financial statements include the accounts of the Company, its subsidiaries and variable interest entities, or VIEs for which the Company is the primary beneficiary. All significant inter-company accounts and transactions have been eliminated. Investments in entities in which the Company can exercise significant influence, but which are less than majority owned and not otherwise controlled by the Company, are accounted for under the equity method. The Company has adopted FASB Interpretation No. 46R consolidation of Variable Interest Entities, FIN 46R, an Interpretation of Accounting Research Bulletin No. 51. FIN 46R requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIEs or is entitled to receive a majority of the VIE’s residual returns. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

We have the following significant domestic VIEs:

•                  Sun China Media (Beijing) Technology Co., Ltd., a PRC company controlled through us by contract and is owned equally by Qiong Zhou and Jacob Di, both of whom are non-executive employees of the Company.

•                  Suizhou Focus Trading Development Co., Ltd., a PRC company controlled by us by contract and is engaged in marketing, information and technology services to beverage and electronic device distributors.  It is 60% owned by Qi Yang, one of our officers and 25% and 15% owned by Bingwei Wu and Quanyi Mao respectively, two non-executive employees of the Company.

•                  Shanghai Shengji Technology Co., Ltd, a PRC company controlled by us by contract, and is engaged in wireless mobile services. It is 40% owned by Hui Yan, 40% owned by Min Lin and 20% owned by Kezhou Luan, each a non-executive employee of the Company.

•                  Sun China Media (Beijing) International Advertising Co. Ltd, a China company controlled by us by contract which is engaged in the advertising business.  It is 70% owned by Qiong Zhou, and 30% owned by Guosheng Wang, both of whom are non-executive employees of the Company.

•                  Dragon List Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Sun Trade Media (Beijing) Co. Ltd, a China company controlled by us by contract and is engaged in digital publishing business.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Sun Asia (Beijing) Investments Consultants Ltd, a company controlled by us by contract and is engaged in the provision of consultancy services.  It is 60% owned by Qiong Zhou, and 40% owned by Xiaoang Li, both of whom are non-executive employees of the Company.

•                  Sun New Media Technology (Beijing) Co. Ltd, a company controlled by us by contract and is engaged in software development.  It is 70% owned by Qiong Zhou, and 30% owned by Jacob Di, both of whom are non-executive employees of the Company.

•                  Wuhan Xinda Weiye Trade and Development Co. Ltd, a company controlled by us by contract and engaged in trading.  It is 40% owned by Jin Liu, 30% owned by Wanzhi Zhu and 30% owned by Mingde Jiang, all of whom are non-executive employees of the Company.

The capital investment in these VIEs is funded by the Company and registered as interest-free loans to these PRC employees.  As of September 30, 2006, the total amount of interest-free loans to the employee shareholders of the VIEs listed above was US$3,110,000.  Under various contractual agreements, employee shareholders of the VIEs are required to transfer their ownership in these entities to our subsidiaries in China when permitted by PRC laws and regulations or to our designees at any time for the amount of outstanding loans, and all voting rights of the VIEs are assigned to us. We have the power to appoint all directors and senior management personnel of the VIEs.  Through our wholly-owned subsidiaries in China, we have also entered into exclusive technical agreements and other service agreements with the VIEs, under which these subsidiaries provide technical services.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses for the periods that the financial statements are prepared. Actual amounts could differ from these estimates.

Financial instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable and payable. The fair values of these financial instruments approximate their carrying values due to the short-term maturity of the instruments.

Business combinations

The Company accounts for its business combinations using the purchase method of accounting. This method requires that the acquisition cost to be allocated to the assets and liabilities the Company acquired based on their fair values. The Company makes estimates and judgments in determining the fair value of the acquired assets and liabilities, based on independent appraisal reports for material purchases as well as its experience with similar assets and liabilities in similar industries. If different judgments or assumptions were used, the amounts assigned to the individual acquired assets or liabilities could be materially different. When considering whether an acquired assets group constitutes a business, the Company used the criteria defined by EITF 98-3 determining Whether a Non-monetary Transaction Involves Receipt of Productive Assets or of a Business.

Goodwill and intangible assets, net

Goodwill represents the excess of the purchase price over the fair value of the identifiable assets and liabilities acquired as a result of the Company’s acquisitions of interests in its subsidiaries and VIEs. Under Statement of Financial Accounting Standards, FAS No. 142, Goodwill and Other Intangible Assets, FAS 142, goodwill is no longer amortized, but tested for impairment upon first adoption and annually, thereafter, or more frequently if events or changes in circumstances indicate that it might be impaired. The Company assesses goodwill for impairment periodically in accordance with SFAS 142.

The Company applies the criteria specified in SFAS No. 141, Business Combinations to determine whether an intangible asset should be recognized separately from goodwill. Intangible assets acquired through business acquisitions are recognized as assets separate from goodwill if they satisfy either the contractual-legal or reparability criterion. Per SFAS 142, intangible assets with definite lives are amortized over their estimated useful life and reviewed for impairment in accordance with SFAS No. 144, accounting for the Impairment or Disposal of Long-lived Assets. The Company reviews the amortization methods and estimated useful lives of intangible assets at least annually or when events or changes in circumstances indicate that it might be impaired. The recoverability of an intangible asset to be held and used is evaluated by comparing the carrying amount of the intangible asset to its future net undiscounted cash flows. If the intangible asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of the intangible asset exceeds the fair value of the intangible asset, calculated using a discounted future cash flow analysis. The Company uses estimates and judgments in its impairment tests, and if different estimates or judgments had been utilized, the timing or the amount of the impairment charges could be different.

Plant and equipment

Plant and equipment are stated at cost, net of depreciation.  Depreciation is computed primarily on the straight-line method for financial reporting purposes over the following estimated useful lives:

Years
Furniture, fixtures and equipment	3 - 5
Motor vehicles	5
Leasehold buildings and improvements	5 - 30

Revenue recognition

We earn revenue from provision of marketing, information and transactional services and sales of channel management software. The Company recognizes revenues from transaction and information services in accordance with Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” when all of the following conditions exist: persuasive evidence of an arrangement exists in the form of an accepted purchase order; delivery has occurred, based on shipping terms, or services have been rendered; the Company’s price to the buyer is fixed or determinable, as documented on the accepted purchase order; and collectibility is reasonably assured.

The Company accounts for software sales in accordance with American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (“VSOE”) of fair value exists for those elements. Customers receive certain elements of our products over a period of time.  Judgment is also required to assess whether future releases represent new products or upgrades and enhancements to existing products.

Cost of revenues

Cost of revenues includes the cost of product, salary and other related costs for our management services and technical support staff, as well as third-party contractor expenses.  Additionally cost of revenues includes fees for hosting facilities, bandwidth costs, and equipment and related depreciation costs. Cost of revenues will vary significantly from period to period depending on whether we will take title of the product and the level of management services provided.

Earnings (loss) per share

Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted net earnings (loss) per share reflects the potential dilution of securities that could share in income (loss) of the Company.

Foreign currency transactions

The financial statements are presented in United States dollars. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”, since the functional currency of the Company is Renminbi, the foreign currency financial statements of the Company’s subsidiaries are re-measured into U.S. dollars. Monetary assets and liabilities are re-measured using the foreign rate that prevailed at the balance sheet date. Revenue and expenses are translated at weighted average rates of exchange during the year and stockholders’ equity accounts and capital asset accounts are translated by using historical exchange rates. Any re-measurement gain or loss incurred is reported in the consolidated statement of operations.

Income taxes

The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109. Under this method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax balances. Future tax assets and liabilities are measured using enacted or substantially enacted tax rates expected to apply to the taxable income in the years in which those differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize the future benefit, or if the future deductibility is uncertain.

Stock-based compensation

Effective January 1, 2006, the company adopted SFAS No. 123 (revised 2004), “Share Based Payment,” (“SFAS No. 123(R)”) which revises SFAS No. 123 and supersedes APB 25. SFAS No. 123(R) requires that all share-based payments to employees be recognized in the financial statements based on their fair values at the date of grant. The calculated fair value is recognized as expense (net of any capitalization) over the requisite service period, net of estimated forfeitures, using the straight-line method under SFAS No. 123(R). The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical experience. The statement was adopted using the modified prospective method of application which requires compensation expense to be recognized in the financial statements for all unvested stock options beginning in the quarter of adoption. There were no unvested stock options at the beginning of this reporting period therefore no compensation expense was recognized in the period. No adjustments to prior periods have been made as a result of adopting SFAS No. 123(R).

As at September 30, 2005 the Company elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148.  During the period from September 18, 2005 to September 30, 2005, no stock-based employee compensation arrangements have been effected and accordingly no disclosure of pro forma information is required. In accordance with SFAS No. 123 the Company applies the fair value method using the Black-Scholes option-pricing model in accounting for options granted to consultants.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Recently Issued Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs”, which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material.  SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  We do not believe the adoption of SFAS No. 151 will have a material impact on our consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions (including the cost of all employee stock options) be recognized in the financial statements.  The cost will be measured based on the estimate fair value of the equity or liability instruments issued.  SFAS 123-R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.  Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

Also, in December 2004, the FASB issued SFAS 153, “Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions”.  The amendments made by SFAS No. 153 are based on the principle that the exchange of non-monetary assets should be measured using the estimated fair market value of the assets exchanged. SFAS No. 153 eliminates the narrow exception for non-monetary exchanges of similar productive assets, and replaces it with a broader exception for exchanges of non-monetary assets do not have commercial substance. A non-monetary exchange has “commercial substance” if the future cash flows of the entity are expected to change significantly as a result of the transaction.  This pronouncement is effective for monetary exchanges in fiscal periods beginning after June 15, 2005.  Management believes the adoption of this pronouncement will not have a material effect on our consolidated financial statements.

In March 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”.  FIN 47 clarifies that the term “conditional asset retirement obligation,” which as used in SFAS No. 143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.   The entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated.   FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.  FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005.  Management believes the adoption of this statement does not have an immediate material impact on the consolidated financial statements of the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections”.  This statement requires entities that voluntarily make a change in accounting principle to apply that change retrospectively to prior periods’ financial statements, unless this would be impracticable.  SFAS No. 154 supersedes APB Opinion No. 20, “Accounting Changes”, which previously required that most voluntary changes in accounting principle be recognized by including in the current period’s net income the cumulative effect of changing to the new accounting principle.  SFAS No. 154 also makes a distinction between “retrospective application” of an accounting principle and the “restatement” of financial statements to reflect the correction of an error.  SFAS No. 154 applies to accounting changes and error corrections that are made in fiscal years beginning after December 15, 2005.   Management believes the adoption of this statement will not have an immediate material impact on the consolidated financial statements of the Company.

The adoption of EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” in the first quarter of 2005 did not have a material impact on the Company’s results of operations and financial condition.

In October 2005, the FASB issued FSP FAS 123(R)-2, “Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)”, which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS 123R. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

In November 2005, the FASB issued FSP FAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards”, which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS 123R. The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS 123R should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company does not expect the adoption of the FSP will have a material impact on its consolidated results of operations and financial condition.

Recently Issued Accounting Pronouncements (cont’d)

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (“SPE”) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-an amendment of FASB Statement No. 140.” SFAS No. 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective January 1, 2007. The adoption of SFAS 156 is expected to have no material impact on our financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

Related Parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party, or exercise significant influence over the other party in making financial and operating decisions.  Parties are also considered to be related if they are subject to common control or common significant influence.

Deferred Expenses

Payments made for future expenses were amortized over the life of service received.

Marketable securities

The Company accounts for investments in marketable securities under Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Marketable equity securities are held as available for sale and are reported at fair value any unrealized gains and losses are included in accumulated other comprehensive income or loss within stockholders’ equity.  The treatment of a decline in the fair value of an individual security is based on whether the decline is other-than-temporary.  Significant judgment is required to assess whether the impairment is other-than-temporary, particularly for marketable equity securities that provide limited public information.  Our judgment of whether impairment is other-than-temporary is based on an assessment of factors including our ability and intent to hold the individual security, severity of the impairment, expected duration of the impairment and forecasted recovery of fair value.  Changes in the estimates and assumptions could affect our judgment of whether an identified impairment should be recorded as an unrealized loss in the equity section of our consolidated balance sheets or as a realized loss in the consolidated statements of operations.

3.             BUSINESS COMBINATIONS

Pursuant to FAS 141, paragraph 6, exchange transactions in which the consideration given is cash are measured by the amount of cash paid. However, if the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, more reliably measurable.

The Company is a recently formed business with a very short history of operating and stock performance.  At the time of completion of following acquisitions, the Company’s common stock was traded on the Over-the-Counter Bulletin Board (OTCBB) with a high volatility in both volume and price. Therefore management decided to use the discounted fair market value of the shares issued to measure our consideration when consideration is not in the form of cash.

Share Purchase Agreement between the Company and Sun Media Investment Holdings Limited (“SMIH”) for the acquisition of Credential 114 Network Limited (“Credit 114”)

On July 21, 2006 we completed the acquisition of Credit 114 pursuant to a Sale and Purchase Agreement dated June 14, 2006 (the “Credit 114 Purchase Agreement”) by and between the Company and SMIH and acquired a 100% controlling interest in Credit 114.

The consideration paid by the Company was US$2.5 million cash.

The purchase price was allocated as follows:

Cash	$1
Intangible assets	2,499,999
Purchase price	$2,500,000

No proforma financials are required to be presented due to the materiality of the acquisition.

Share Purchase Agreement between the Company, China Focus Channel Development Limited (“Focus”) and Ren Huiliang for the acquisition of William Brand Administer Limited and its subsidiary William Textiles Limited (collectively “William Brand”)

On September 30, 2006 we completed the acquisition of William Brand pursuant to a Sale and Purchase Agreement dated June 8, 2006 (the “William Brand Purchase Agreement”) by and between the Company, (“Focus”) and Ren Huiliang and acquired a 100% controlling interest in William Brand.  The company, Focus and Ren Huiliang agreed that the effective date of the acquisition will be July 1, 2006.  William Brand is a China-based producer and distributor of women’s luxury apparel.

The consideration paid by the Company for the acquisition was satisfied through the issuance of 4,655,173 shares of the Company’s common stock.  Pursuant to the William Brand Purchase Agreement, the shares are to be issued as follow:

•                                          1,165,793 shares on Completion;

•                                          1,165,793 shares to be issued if William Brand achieves a minimum of US$15 million revenue and US$3 million after-tax profits in Year 1;

•                                          1,165,793 shares to be issued if William Brand achieves a minimum of US$17.5 million revenue and US$3.5 million after-tax profits in Year 2; and

•                                          1,165,793 shares to be issued if William Brand achieves a minimum of US$20.0 million revenue and US$4.0 million after-tax profits in Year 3.

At the time of entering into the agreement on June 8, 2006, our common stock was traded on OTCBB with limited liquidity and a comparative short trading history.  As such, the management decided to use the discounted fair market value of the shares issued to measure our consideration (the Company stock) paid. . The Company used independent valuation report as a guidance to record the intangibles arising from this transaction.

The purchase price was allocated as follows:

Cash	$14,275
Current assets	3,073,120
Current liabilities	(1,865,294)
Intangible assets	2,904,709
Purchase price	$4,126,810

Proforma financials

The acquisition of all the issued and outstanding shares of William Brand is described as a “purchase acquisition”.

The accompanying pro forma condensed consolidated financial statements are provided for informational purposes only.  The Pro Forma Consolidated Balance Sheet and Pro Forma Combined Statement of Operations are unaudited and are not necessarily indicative of the consolidated financial position which actually would have occurred if the above transaction had been consummated on September 30, nor does it purport to present the operating results that would be achieved for future periods.

The Unaudited Pro-Forma Consolidated Financial Statement reflect financial information which gives pro-forma effect to the acquisition of all the outstanding common shares of William Brand in exchange for 1,163,793 shares of common stock of the Company.

The acquisition is to be recorded as a purchase acquisition.  The Pro Forma Consolidated Balance Sheet included herein reflects the use of the purchase method of accounting for the above transaction.

Unaudited Pro Forma Consolidated Balance Sheet

The acquisition was completed on September 30, 2006 and has been accounted for in the consolidated balance sheet presented in the Condensed Consolidated Balance Sheet as at September 30, 2006.

Unaudited Pro Forma Consolidated Statement of Operations

The Pro-Forma Combined Statement of Operations give effect to the above transaction as if it occurred on the earliest date of the period presented, i.e., April 1, 2006.

	(UNAUDITED)					(UNAUDITED)
	SNMD Apr 1 to Sep 30, 2006	William Brand Apr 1 to Jun 30, 2006	Adjustments		Pro-forma Consolidated	William Brand Apr 1 to Sep 30, 2005(2)
	US$’000	US$’000	US$’000		US$’000	US$’000

REVENUES	14,986	2,953			17,939	5,442
Cost of revenues	2,611	2,352			4,963	3,137
Gross Profit	12,375	601			12,976	2,305

OPERATING EXPENSES
General and administrative	3,385	304			3,689	338
Marketing and sales	110	—			110	—
Depreciation and amortization	1,315	—	242	(1)	1,557	—
Stock-based compensation	1,965	—			1,965	—
Repurchase of stock grant	(5,775)				(5,775)
Consulting and professional fees	1,005	—			1,005	—
Total operating expenses	2,005	304			2,551	338

Operating income from continuing operations	10,370	297			10,425	1,967
Loss from discontinued operations	(43)	—			(43)	—
Interest expense	(86)	—			(86)	—
Amortization of discount on notes	(2,570)	—			(2,570)	—
Interest income	25	—			25	—
Other income	10,903	—			10,903	—
Share of profits from affiliates	301	—			301	—
Income before income tax expense and minority interests	18,900	297			18,955	1,967
Income tax expense	(183)	—			(183)	—
Income after income tax expense and before minority interests	18,717	297			18,772	1,967
Minority interests	(446)	—			(446)	—
Income after income tax expense and minority interests	18,271	297			18,326	1,967
Other comprehensive loss — Currency translation adjustment	(19)	—			(19)	—
Net income	18,252	297			18,307	1,967

Basic net income per share	0.18				0.18
Shares used in computing basic income per share (‘000)	102,922				103,500

Diluted net income per share	0.20				0.20
Shares used in computing diluted income per share (‘000)	105,807				106,385

(1)             Amortization for intangibles from Apr 1 to Jun 30, 2006.

(2)             Information is presented for William Brand from Apr 1 to Sep 30, 2005 as it is not meaningful to present consolidated pro-forma financials since the Company commenced operations on June 6, 2005.

Share Purchase Agreement between the Company and SMIH

On September 3, 2006, pursuant to the Sale and Purchase agreement (the “SMIH Purchase Agreement”) dated April 20, 2006 between the Company and SMIH, the Company acquired a property, automobiles, program rights and 46,629,331 shares in Asia Premium Television Group Inc.  The consideration paid by the Company for the acquisition is satisfied through the issuance of 850,647 shares of the Company’s common stock.

At the time of entering into the agreement on April 20, 2006, our common stock was traded on OTCBB with limited liquidity and short term trading history, while Asia Premium Television Group. Inc. has been traded on the OTCBB, for a comparably longer time, therefore management decided to use the discounted fair market value of the shares issued to measure our consideration (the Company stock) paid.

4                    GOODWILL AND INTANGIBLE ASSETS

The following table summarizes goodwill from the Company’s acquisitions:

	September 30, 2006	March 31, 2006
	US$’000	US$’000

Focus	7,800	7,800

The following table summarizes intangible assets:

	September 30, 2006	March 31, 2006
	US$’000	US$’000

Service agreements	25,000	25,000
Magazines mastheads	2,562	2,562
License	23,245	24,452
Non-compete agreements and customer relationship	2,904	—
Database	2,500	—
Program rights	1,792	—
Technology	1,983	1,981
	59,986	53,995
Less: Accumulated amortization	(873)	—
	59,113	53,995

The above intangible assets have original estimated useful lives as follow:

Service agreements	30 years
Non-compete agreements and customer relationship	3 years
Technology	2 to 10 years

Magazines mastheads, license and program rights have perpetual useful lives and thus are not amortized.

Please refer to the Company’s Annual Report on Form 10-KSB filed with the U.S. Securities and Exchange Commission on June 30, 2006, for more details on goodwill and intangible assets.

5.                 PLANT AND EQUIPMENT, NET

Plant and equipment is summarized as follows:

	September 30, 2006	March 31, 2006
	US$’000	US$’000
Cost
Motor vehicles	551	124
Leasehold building and improvement	3,126	1,401
Furniture, fixtures and equipments	2,354	983
	6,031	2,508
Accumulated depreciation	(545)	(303)
	5,486	2,205

6.                 OTHER RECEIVABLES, PREPAYMENTS AND DEPOSITS

Other receivables, prepayments and deposits are summarized as follow:

	September 30, 2006	March 31, 2006
	US$’000	US$’000

Other receivables	1,847	115
Staff advances	59	34
Deferred expenses	2	2
Rental deposits	30	9
Prepaid administrative expenses	227	306
Prepaid consideration for business combinations	1,125	-
	3,290	466

Deferred expense represents a prepayment for management fees under a management agreement between the Company and Capital Alliance Group Inc. (“CAG”) which lasts for two years effective September 18, 2005.  As part of the reverse acquisition transaction pursuant to which Sun Media Investment Holdings Limited acquired a controlling interest in the Company (the “Transaction”), the Company entered into a management agreement (“Management Agreement”) with CAG, a minority shareholder of the Company.  Under the Management Agreement, CAG provides the Company with advisory services, which include general corporate, administrative, technical and management advisory services as is reasonably considered necessary or advisable by Company to achieve the goals and needs of the Company as determined by the policies and proceedings of management and the Board of Directors and the requirements of the Securities and Exchange Commission.  The Company is required to issue 250,000 shares to CAG in return as consideration.  The fair value of the Company’s Common Stock as of September 18, 2005 was US$0.01108.

Prepaid consideration for business combinations represents prepayments for the acquisition of Beijing Trans Global Logistics and Beijing CEAC Trans Global Logistics.

7.                 AMOUNTS DUE FROM/ (TO) STOCKHOLDERS/ RELATED PARTIES

The amounts are non-trade, interest free and with no fixed terms of repayment.

8.                 OTHER PAYABLES AND ACCRUALS

Other payables and accruals are summarized as follow:

	September 30, 2006	March 31, 2006
	US$’000	US$’000

Other payables	1,684	127
Accrued operating expenses	1,006	6,727
Prepayment from customers	134	74
Accrued consideration for business combination	625	—
	3,449	6,928

Included in accrued operating expenses is an accrual of stock-based compensation payable to senior management of $0 (March 31, 2006: $5,775,000).

Accrued consideration for business combination represents the balance consideration payable for the acquisition of Credential Network 114 Limited.

9.                 FACTORING LOAN

This relates to amount which has been obtained from a finance company under a factoring facility.  Interest is charged at 1.5% per annum above the prevailing Singapore Inter-Bank offer rate.  These loans are secured by a guarantee given by Sun Business Network Ltd, a related party and floating charge over accounts receivables amounting to $176,000 (March 31, 2006: $233,000).

10.          CONVERTIBLE NOTES WITH DETACHABLE WARRANTS

Convertible Notes with Detachable Warrants

On December 31, 2005, when the per share market price of the Company’s stock was $4.09, the Company issued a $918,000 convertible note with detachable warrants to one accredited investor. The note is convertible into the Company’s common stock at the rate of $2.04 per share.  On March 6, 2006, when the market price of the Company’s stock was $3.93, the Company issued a $1,898,000 convertible note with detachable warrants to the same accredited investor. The note is convertible into the Company’s common stock at the rate of $2.04 per share.  Under the terms of the notes, the Company agreed to undertake certain obligations to file and maintain effective a registration statement for shares of the common stock underlying the notes.

In accordance with the guidelines of APB No. 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants”, EITF Issue No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF Issue No. 00-27, “Application of issue No. 98-5 to Certain Convertible Instruments”, the Company has determined that each of the above notes was issued with a beneficial conversion feature.  The intrinsic value was calculated at the date of issue as the difference between the conversion price of the note and the fair value of the Company’s common stock into which the note was convertible, multiplied by the number of common shares into which the note was convertible, limited by the face amount of the note.  The Company has treated the beneficial conversion features as a discount to the face amount of the notes and is amortizing them over the term of the respective notes.  Upon conversion of all or a portion of the note, the proportionate share of unamortized discount has been charged to interest expense.

During the three months ended June 30, 2006, the convertible notes were fully converted to 1,380,392 shares of common stock.

Detachable Warrants

On December 31, 2005, and March 6, 2006 we issued warrants for the purchase of an aggregate of 11 million and 4 million shares respectively, of common stock to one accredited investor. The exercise price of the warrants ranges from $2.04 to $4.80.

During the three months ended June 30, 2006, warrants for 3,454,023 shares were exercised and the Company received net proceeds of $8.3 million.

11.          INCOME TAXES

The Company is incorporated in the Minnesota, United States and has operations in the PRC, British Virgin Islands and the United States of America.  The Company has incurred net accumulated operating losses for income tax purposes. The Company believes that it is more likely than not that these net accumulated operating losses will not be utilized in the future. Therefore, the Company has provided full valuation allowance for the deferred tax assets arising from the losses at these locations as of September 30, 2006.

The components of income before income taxes are as follows:

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005
	US$’000	US$’000	US$’000	US$’000

Income/ (Loss) subject to non-China operations	4,499	(96)	19,706	(96)
Loss subject to China operations	(206)	—	(806)	—
Income/ (loss) before taxes	4,293	(96)	18,900	(96)
Income taxes subject to China operations	171	—	183	—
Effective tax rate for China operations	83%	—	23%	—

Pursuant to the PRC Income Tax Laws, the Company’s subsidiaries and VIEs are generally subject to Enterprise Income Taxes, EIT, at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. Some of these subsidiaries and VIEs are qualified new technology enterprises and under PRC Income Tax Laws, they are subject to a preferential tax rate of 15%.  In addition, some of the Company’s subsidiaries are Foreign Investment Enterprises and under PRC Income Tax Laws, they are entitled to either a three-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first operating year, or a two-year tax exemption followed by three years with a 50% reduction in the tax rate, commencing the first profitable year. The VIEs are wholly owned by the Company’s employees and controlled by the Company through various contractual agreements. To the extent that these VIEs have undistributed after-tax net income, the Company has to pay taxes on behalf of its employees when dividends are distributed from these local entities in the future. The dividend tax rate is 20%.

The provisions for income taxes for the three and six months ended September 30, 2006 differ from the amounts computed by applying the EIT primarily due to the tax holidays enjoyed by certain of its entities in the British Virgin Islands and losses incurred by certain of the Company’s entities in the PRC.

12.          Net Income Per Share

Basic net income per share is computed using the weighted average number of the ordinary shares outstanding during the period.  Diluted net income per share is computed using the weighted average number of ordinary shares and ordinary share equivalents outstanding during the period. Options to purchase ordinary shares that were anti-dilutive and were excluded from the calculation of diluted net income per share were approximately 283,230 and 0, respectively, for the three and six months ended September 30, 2006 and were 488,500 for both the three months ended September 30, 2005 and for the period from June 6, 2005 to September 30, 2005. Warrants to purchase ordinary shares that were anti-dilutive and were excluded from the calculation of diluted net income per share were approximately 4.25 million for both the three and six months ended September 30, 2006 and were 0 for both the three months ended September 30, 2005 and for the period from June 6, 2005 to September 30, 2005.

The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share data)

Basic net income per share calculation
Numerator:
Net income (loss) used in computing basic net income per share	4,121	(96)	18,252	(96)
Denominator:
Weighted average ordinary shares outstanding	104,170	15,398	102,922	15,398
Basic net income per share	0.04	(0.01)	0.18	(0.01)
Numerator:
Net income (loss)	4,121	(96)	18,252	(96)
Amortization of discount on notes	—	—	2,570	—
Interest on convertible notes	77	—	77	—
Net income (loss) used in computing diluted net income per share	4,198	(96)	20,899	(96)
Denominator:
Weighted average ordinary shares outstanding	104,170	15,398	102,922	15,398
Weighted average ordinary shares equivalents:
Stock options	13	—	44	—
Convertible note	—	—	350	—
Warrants	1,350	—	2,491	—
Shares used in computing diluted net income per share	105,533	15,398	105,807	15,398
Diluted net income per share	0.04	(0.01)	0.20	(0.01)

13.                               STOCK-BASED COMPENSATION

The Company’s stock option program is a long-term retention program that is intended to attract, retain and incentivize talented employees, and to align stockholder and employee interests.  The Company currently grant options pursuant to the 1) 2001 Stock Option Plan, 2) 2004 Stock Option Plan 3) 2006 Stock Option Plan.

2001 Stock Option Plan

Effective October 10, 2001, the Company adopted the 2001 Stock Option Plan (the “2001 Plan”) allowing for the awarding of options to acquire shares of common stock.

2004 Stock Option Plan

Effective January 22, 2004, the Company adopted the 2004 Stock Option Plan (the “2004 Plan”) allowing for the awarding of options to acquire shares of common stock.

2006 Stock Option Plan

In April 2006, the 2006 Stock Option Plan (the 2006 Plan) was approved by the Company’s Board of Directors.  The purpose of the 2006 Plan is to reward employees, officers and directors and consultants and advisors to the Company who are expected to contribute to the growth and success of the Company.  The 2006 Plan provides for the award of options to purchase shares of the Company’s common stock.  Stock options granted under the 2006 Plan may be either incentive stock options or nonqualified stock options.

During the three months ended September 30, 2006, the Company granted 283,230 options to directors and 1,200,000 to the Company’s Chief Financial Officer.  No stock awards were granted during the three months ended September 30, 2005.

Stock Compensation

Effective January 1, 2006, Company adopted SFAS 123R. See Note 2 for a description of the Company’s adoption of SFAS 123R. The fair value of stock-based compensation awards is determined using the Black-Scholes option pricing model, which is consistent with the valuation techniques previously utilized for options in footnote disclosures required under SFAS 123, as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”  The determination of the fair value of stock-based compensation awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables, including the expected volatility of the Company’s stock price over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends.

The assumptions used to value stock-based compensation awards for the three and nine months ended September 30, 2006 and 2005 are as follows:

	Three months ended September 30,		Six months ended September 30,
	2006	2005	2006	2005
	US$’000	US$’000	US$’000	US$’000
Expected term (in years)	5.0-5.4	N/A	5.0-5.4	N/A
Expected volatility	69.7%-70%	N/A	69.7%-70%	N/A
Risk-free interest rate	4.85%-4.77%	N/A	4.85%-4.77%	N/A
Expected dividend yield	0	N/A	0	N/A

Expected term represents the average of the expiration period and the vesting term.  Expected volatilities are based on the weekly closing prices of the Company’s stock after the Company’s reverse takeover in September 18, 2005.  Risk-free rate is based on US Treasury zero-coupon issues with remaining terms similar to the expected term on the stock-based awards.  The Company does not anticipate paying any cash dividends in the foreseeable future.  Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from those estimates.  The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest.

Stock based compensation recognized on the Company’s Condensed Consolidated Statement of Operations for the three and six months ended September 30, 2006 is both $1,964,450.

As of September 30, 2006, there was $1.23 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to non-vested stock-based awards granted to the Company’s employees.  This cost is expected to be recognized over a period of 2 years.  Total unrecognized compensation cost may be adjusted for future changes in estimated forfeitures.

The following table sets forth the summary of option activity under the Company’s stock option program for the six months ended September 30, 2006:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
		US$	Years
March 31, 2006	445,500	0.741
Exercise	(339,000)	0.74
Granted	1,483,230	3.20
September 30, 2006	1,589,730	3.04
Vested and expected to vest as of September 30, 2006	989,730	3.04	9.52
Exercisable as of September 30, 2006	989,730	3.04	9.52

The weighted average estimated fair value of options granted during the three months and six months ended September 30, 2006 was both $2.11.

Information regarding the stock options outstanding as at September 30, 2006 is summarized as below:

Exercise Price	Options Outstanding	Weighted Average Remaining Contractual Life	Options Exercisable	Weighted Average Exercise Price
		Years
$0.56 - $1.14	106,500	5.90	106,500	$0.84
$3.05 - $3.85	1,483,230	9.97	883,230	$1.97

2006 Stock Award

On September 18, 2006, the board awarded 20,000 shares of common stock to the Company’s Chief Financial Officer.  The Company recorded $63,200 as stock-based compensation in the statement of operations.

On March 31, 2006, the board awarded 1,044,600 shares of common stock to employees. The Company recorded $3,879,099 as stock-based employee compensation in the statement of operations.

For the financial period ended March 31, 2006, the Company also recorded an expense of $5,775,000 relating to the award of 1,500,000 shares of common stock to senior management as stock based compensation in the statement of operations.  The stock grant was subsequently cancelled by the Board during the three months ended September 2006 and a gain of $5,775,000 was recognized by the Company.

14.          COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office premises for its operations in PRC and United States under operating leases.  Rental expenses under operating lease for the three and six months ended September 30, 2006 was US$124,773 and US$254,762 respectively.  Rental expenses under operating lease for the three months ended September 30, 2005 and for the period from June 6, 2005 to September 30, 2005 was US$0.

Future minimum rental payments under non-cancelable operating leases are approximately as follows:

	September30, 2006	March 31, 2006
	US$’000	US$’000

Within one year	273	175
Within two to three years	46	62
	319	237

15           REPORT OF SEGMENT INFORMATION

We determine our business segments based upon our management and internal reporting structure. Our reportable segments are transactional services segment, marketing & information services segment, HQ & investments segment and Online Brokerage segment (discontinued operations).  The Company does not allocate any operating costs or assets to its transactional services, marketing & information services, HQ & investments and online brokerage segments as management does not use this information to measure the performance of these operating segments.  Management does not believe that allocating these expenses or assets is necessary in evaluating these segments’ performance.

Information regarding our business segments is as follows:

	Three months ended September 30,		Six months ended September 30
	2006	2005	2006	2005 (1)
	US$’000	US$’000	US$’000	US$’000

Revenue
Transactional Services	3,725	—	12,097	—
Marketing & Information Services	2,442	—	2,889	—
HQ & investments	—	—	—	—
Online Brokerage (Discontinued operations)	—	27	—	27
Gross profit
Transactional Service	1,581	—	9,953	—
Marketing & Information Services	2,203	—	2,422	—
HQ & investments	—	—	—	—
Online Brokerage (Discontinued operations)	—	8	—	8
Depreciation and amortization
Transactional Service	—	—	—	—
Marketing & Information Service	8	—	16	—
HQ & investments	797	—	1,299	—
Online Brokerage (Discontinued operations)	—	—	—	—

(1)          Information is presented for the period from June 6, 2005 (date of commencement of operations) to September 30, 2005.

Sun New Media, Inc.

COMMON STOCK
PROSPECTUS
January 17, 2007